UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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First Business Financial Services, Inc.
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NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

FIRST BUSINESS FINANCIAL SERVICES, INC.
401 Charmany Drive
Madison, WI 53719

March 6, 2020

Dear Fellow Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders (“Annual Meeting”) of First Business Financial Services, Inc. (the “Company”). We are very pleased that this year’s Annual Meeting will be our first time hosting a completely virtual meeting, which will be conducted solely online via live webcast on Friday, April 24, 2020, at 10:00 A.M. CDT. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions prior to and during the meeting by visiting www.meetingcenter.io/223366661 on the meeting date at the time described in the proxy statement. The password for the meeting is FBIZ2020. There is no physical location for the Annual Meeting.

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings to our shareholders and the Company. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location around the world.

The Board of Directors of the Company recommends that you vote your shares “FOR” all the nominees listed in proposal one, and “FOR” proposals two, three, and four.

Your continued support is appreciated and we hope you will attend the Annual Meeting. Whether or not you attend, it is very important that your shares are represented at the meeting. Accordingly, please vote your shares by following the instructions on the Notice of Annual Meeting of Shareholders. Your vote is important. Please join us and the Board of Directors in supporting these proposals.

Sincerely,

Jerry Kilcoyne                        Corey Chambas
Board Chair                        President and Chief Executive Officer

FIRST BUSINESS FINANCIAL SERVICES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date: Friday, April 24, 2020
Time: 10:00 A.M. CDT
www.meetingcenter.io/223366661
Password: FBIZ2020

To the Shareholders of First Business Financial Services, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of First Business Financial Services, Inc. (the “Company”) will be held on Friday, April 24, 2020, at 10:00 A.M. CDT. You may access the Annual Meeting by visiting www.meetingcenter.io/223366661, where you will be able to attend and participate online, vote your shares electronically, and submit your questions prior to and during the meeting.

AGENDA:
1. To elect the four Class I director nominees named in the accompanying Proxy Statement, each to hold office until the 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2. To act upon a proposal to approve the First Business Financial Services, Inc. Employee Stock Purchase Plan.

3. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as described in the accompanying Proxy Statement, which is referred to as a “say-on-pay” proposal.

4. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

5. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on February 28, 2020 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. In the event there is an insufficient number of votes for a quorum or to approve any of the proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

You may vote your shares by following the instructions on the Notice of Internet Availability of Proxy Materials or online during the Annual Meeting. You may revoke your proxy and vote your shares online or by using any of the voting options in accordance with the instructions provided. Please review the Notice of Internet Availability of Proxy Materials and follow the directions carefully in exercising your vote.

By Order of the Board of Directors
FIRST BUSINESS FINANCIAL SERVICES, INC.
Lynn Ann Parrish
Director of Corporate Governance & Corporate Secretary
March 6, 2020
Your vote is important, no matter how large or small your holdings may be. To assure your representation at the meeting, please vote by following the instructions on the Notice of Internet Availability of Proxy Materials.

Important Information About the Annual Meeting and Voting

Q:	Why are you holding a virtual meeting instead of a physical meeting?

A:
We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our shareholders and the Company. We believe that hosting a virtual meeting will enable more of our shareholders to attend and participate in the meeting since our shareholders can participate from any location around the world with Internet access.

Q:	How can I attend the Annual Meeting?

A:
The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on February 28, 2020 or if you hold a valid proxy for the Annual Meeting. There is no physical location for the Annual Meeting. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/223366661. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to review the information included on your Notice of Annual Meeting of Shareholders, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is FBIZ2020.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 10:00 a.m. CDT on Friday, April 24, 2020. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

Q:	How do I register to attend the Annual Meeting virtually on the Internet?

A:
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.
To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your First Business Financial Services, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. CDT on Tuesday, April 21, 2020.

Requests for registration should be directed to us at the following:
By email:
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

- OR -

By mail:
Computershare
First Business Financial Services, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

You will receive a confirmation of your registration by email after we receive your registration materials.

Q:	How can I submit a question?

A:
You may submit questions beginning on March 6, 2020 by going to the virtual meeting site at www.meetingcenter.io/223366661, entering your control number and the password, FBIZ2020. Once logged in, click on the messages icon at the top of the screen to type in your question, then click the arrow icon on the right to submit. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. The meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of First Business Financial Services, Inc. and the matters properly before the meeting, and therefore questions on such matters will not be answered. Any questions pertinent to the meeting matters that cannot be answered during the meeting due to time constraints will be answered and posted online at ir.firstbusiness.com/presentations. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

Q:	What if I experience technical difficulties on the day of the meeting?

A:	If you encounter technical difficulties with the virtual meeting platform on the meeting day, please visit:
https://edge.media-server.com/mmc/player/help/faq.php or call 1-800-893-4698 (Toll Free) or 1-781-575-3120 (International Toll).

FIRST BUSINESS FINANCIAL SERVICES, INC.
401 Charmany Drive
Madison, Wisconsin 53719

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 24, 2020

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of First Business Financial Services, Inc. (the “Company”) beginning on or about March 6, 2020 in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Friday, April 24, 2020, at 10:00 A.M., CDT , via a virtual online meeting format, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the Notice of Annual Meeting of Shareholders. In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), we furnish proxy materials, which include this proxy statement, the Notice of Annual Meeting and our Annual Report on Form 10-K for fiscal year ended December 31, 2019, to our shareholders by making such materials available on the Internet unless otherwise instructed by the shareholder. The Notice of Internet Availability of Proxy Materials (the “Notice”) that we mail to shareholders is not a proxy card and cannot be used to vote your shares. To vote your shares, you should follow the instructions included on the Notice. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice, which is first being mailed to shareholders on or about March 6, 2020.

Voting your shares in advance of the Annual Meeting will not affect your right to attend and cast your vote online during the Annual Meeting . However, when you vote pursuant to the proxy card or one of the methods set forth in the Notice, you appoint the proxy holder as your representative at the Annual Meeting. The proxy holder will vote your shares as you instruct, thereby ensuring that your shares will be voted whether or not you attend the Annual Meeting. Attendance at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. Any shareholder appointing a proxy may revoke that appointment at any time before it is exercised by: (i) giving notice thereof to the Company in writing or during the Annual Meeting; (ii) signing another proxy, if you voted by mailing in a proxy card, with a later date and returning it to the Company; (iii) timely submitting another proxy via the telephone or Internet, if that is the method you used to submit your original proxy; or (iv) voting online during the Annual Meeting. Even if you plan to attend the Annual Meeting online, we ask that you instruct the proxies how to vote your shares in advance of the Annual Meeting in case your plans change.

If you appointed the proxies to vote your shares and an issue comes up for a vote at the Annual Meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

If you sign and return a proxy card or vote over the Internet or by telephone without giving specific voting instructions, the shares represented by your proxy will be voted “FOR” the four persons nominated for election as directors referred to in this proxy statement, “FOR” the approval of the First Business Financial Services, Inc. Employee Stock

Purchase Plan, “FOR” the approval of the non-binding, advisory proposal on the compensation of named executive officers, which is referred to as a “say-on-pay” proposal, “FOR” the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and on such other business matters which may properly come before the Annual Meeting in accordance with the judgment of the persons named as proxies. Other than the above proposals, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on February 28, 2020 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 8,587,450 shares of Common Stock, each of which is entitled to one vote.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

The Company is committed to good corporate governance, which promotes the long-term interests of the shareholders and provides a strong foundation for business operations. In 2018, the Board implemented a mirror image board structure with all Company directors serving as directors of both the Company and First Business Bank (“FBB”) which eliminated redundancies, simplified and streamlined governance processes and enhanced the board’s oversight of the Company’s strategic initiatives. The Corporate Governance and Nominating Committee regularly reviews governance structure best practices and considers and evaluates these practices in the context of maximizing long-term shareholder value when making recommendations to the Board and shareholders.

Director Selection, Qualifications and Nominations

In making recommendations to the Company’s Board with respect to nominees to serve as directors, the Corporate Governance and Nominating Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen and industry knowledge. While the Company does not have a separate diversity policy, in evaluating director nominees, the Board, with the assistance of the Corporate Governance and Nominating Committee, considers diversity of viewpoint, backgrounds, technical skills, industry knowledge and experience and local or community ties as well as diversity of personal characteristics such as race, gender, age, ethnicity and geographic representation to ensure a balanced, diverse Board, with each director contributing talents, skills and experiences needed for the Board as a whole.

The Board also believes the following minimum qualifications must be met by a director nominee to be recommended by the Corporate Governance and Nominating Committee:

•	Strong personal and professional ethics, integrity and values.

•	The ability to exercise sound business judgment.

•
Accomplished in his or her respective field as an active or former executive officer of a public or private organization, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Relevant expertise and experience and the ability to offer advice and guidance based on that expertise and experience.

•	Independence from any particular constituency, the ability to represent all shareholders of the Company and a commitment to enhancing long-term shareholder value.

•	Sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Corporate Governance and Nominating Committee works with the full Board to evaluate:

1)	Board composition and assess whether directors should be added in view of director departures,

2)	the number of directors needed to fulfill the Board’s responsibilities under the Company’s Corporate Governance Guidelines and committee charters, and

3)	the skills and capabilities that are relevant to the Board’s work and the Company’s strategy.

The following table summarizes key qualifications, skills and attributes relevant to the decision to nominate candidates to serve on the Board and possessed by current directors. A mark indicates this particular qualification, skill or attribute was identified as one of the director’s top five strongest qualifications, skills or attributes, but the absence of a mark does not mean the director does not possess that qualification, skill or attribute. Detailed director biographies are included on pages 6 through 12 of this proxy statement.

Director Skills, Attributes and Qualifications	Laurie Benson	Mark Bugher	Corey Chambas	Carla Chavarria	Jan Eddy	John Harris	Ralph Kauten	Tim Keane	Jerry Kilcoyne	W. Kent Lorenz	Dan Olszewski	Carol Sanders
Other Public Company Board Service and Governance
Financial Services Industry
Financial Reporting, Accounting and Controls/Audit
Human Resources/Compensation Committee
Enterprise Risk Management
Strategic Planning
Legal, Regulatory, Government or Public Policy
Sales and Marketing
Mergers and Acquisitions
Entrepreneurial
Technology
Ethnic, Gender, Racial or Other Personal Diversity

In making recommendations to the Board, the Corporate Governance and Nominating Committee also considers the mix of different tenures of directors, taking into account the benefits of directors with longer tenures including greater Board stability, continuity of organizational knowledge and the critical importance of expertise and understanding of the commercial banking industry as well as the benefits of directors with shorter tenures who help to foster new ideas and examination of the status quo. As part of its on-going responsibility to identify prospective directors to provide an appropriate balance of knowledge, experience, background and capability on the Board, the

Corporate Governance and Nominating Committee regularly evaluates director candidates to recommend for the Board’s consideration and possible appointment to the Board.

The Corporate Governance and Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Corporate Governance and Nominating Committee should be sent to the Corporate Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s Amended and Restated By-Laws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of an intent to make such a nomination to the Corporate Secretary of the Company not less than 60 days or more than 90 days prior to the date of the previous year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the Amended and Restated By-Laws, if the Company does not receive notice of an intent to make such a nomination on or after January 24, 2021 and on or prior to February 23, 2021, then the notice will be considered untimely and the Company will not be required to present such nomination at the 2021 annual meeting.

Director Refreshment: Evaluation Process, Development and Education

The Board recognizes that a constructive evaluation process is an essential component of director refreshment and annually conducts a robust peer and self-evaluation in conjunction with its annual Board and committee evaluation process. The Corporate Governance and Nominating Committee oversees the evaluation process and reviews the format of the evaluation to ensure that actionable feedback is solicited related to the operation of the Board, its committees and director performance. In addition to evaluating the Board and committees, the peer and self-evaluation process serves as a mechanism to measure clear performance standards, both objective and subjective, and the Board Chair meets annually with each director to review their evaluation results. The chart below outlines the evaluation process.

Evaluation

- Corporate Governance and Nominating Committee reviews evaluation format and process to determine if any changes should be recommended
- Each director completes an evaluation of the Board, applicable committee(s), and peer and self-assessment

Summary of Results

- The Corporate Secretary aggregates and summarizes the responses, which are not attributed to specific Board or committee members to promote candor
- Board Chair and Corporate Governance and Nominating Committe Chair review evaluation results and meet to identify issues or action items
- Corporate Governance and Nominating Committee reviews all ratings to identify issues or recommend action items
- Each committee reviews its ratings to identify issues or recommend action items

1:1 Meetings

- Board Chair conducts 1:1 meetings with each director to discuss peer and self-evaluation results and discuss development oppportunities if appropriate
- Board Chair informs Corporate Governance and Nominating Committee Chair when 1:1 meetings are completed and provides any additional feedback obtained

Board Reporting and Actions

- Board Chair provides a verbal report to the Board regarding the assessment results, 1:1 meetings, and discusses issues or action items
- As an outcome of the discussions, the Board Chair and each committtte chair implement any agreed upon improvements identified

The Board is committed to continuing director education and development and solicits director feedback on education topics. This feedback was utilized to develop educational opportunities in 2019 including internally developed presentations as well as programs presented by third parties on topics such as: strategic planning, executive compensation best practices and trends, cybersecurity, governance best practices, and emerging issues in the financial services sector. The Company provides financial support for director education, the Corporate Governance and Nominating Committee reviews the Director Education Report at each quarterly committee meeting, and all directors are in compliance with the Board’s director education guidelines.

ITEM 1 – ELECTION OF DIRECTORS

The Company’s Amended and Restated By-Laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect four directors to hold office until the 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the four persons named as nominees by the Board herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. In the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Votes will be tabulated by an inspector of elections appointed by the Board.

The following sets forth certain information, about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2023 Annual Meeting

Carla C. Chavarria, age 54, has served as a director of the Company since June 2017 and is a member of the Compensation Committee. Ms. Chavarria joined the FBB Board in November 2018. Ms. Chavarria is Senior Vice President of Human Resources and a member of the executive committee for AMC Entertainment Inc., a publicly traded company. In this role she is responsible for the strategic development and implementation of benefits, community relations, compensation, employment practices, human resource systems, talent acquisition and training and development. Ms. Chavarria currently serves on the boards of several community and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Chavarria is qualified to serve on the Board, as well as the Compensation Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as her background as an executive in human resources, recruitment, and strategic development of human resources systems and services for over 20 years as well as her executive-level experience in enterprise risk management and strategic planning.

Ralph R. Kauten, age 68, has served as a director of the Company since December 2018 and is a member of the Audit Committee and Operational Risk Committee. He has served on the FBB Board since July 2004 and served as FBB Board Chair from June 2018 until November 2018. Mr. Kauten is the co-owner of Mirus Bio and owner of Air-Lec Industries, both private companies. Mr. Kauten served as an executive for a number of Wisconsin biotechnology companies, including Promega Corporation, PanVera Corporation, Quintessence Biosciences, Inc. and Lucigen Corporation. His prior positions include being a Faculty Member at the University of Wisconsin-Whitewater, Plant Controller of the

Ortega taco plant for Heublein, Inc., and Senior Auditor for Grant Thornton, CPAs. Mr. Kauten is a member of the board of SSM Healthcare of Wisconsin, Inc. and two of its subsidiaries and serves or has served on the boards of other privately held companies and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Kauten is qualified to serve on the Board, as well as the Audit Committee and Operational Risk Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as his financial services industry expertise as an FBB director, being a co-founder and serving as the CEO and chairman of the board for numerous companies in the biotechnology industry, his role in shaping the purpose, vision and strategy of those companies, and his experience in mergers and acquisitions.

Gerald L. (Jerry) Kilcoyne, age 60, has served as a director of the Company since November 2011, Board Chair since October 2018 and Operational Risk Committee Chair. since November 2018. Mr. Kilcoyne joined the FBB Board and was elected FBB Board Chair in November 2018. He previously served as a director of FBB from August 2005 through July 2018 and served as FBB Board Chair from May 2010 until June 2018. He served as a director of First Business Equipment Finance, LLC, a wholly-owned subsidiary of FBB, from January 2006 until August 2017 and as a director of Alterra Bank from May 2016 until June 2017 at which time Alterra Bank was consolidated into FBB. He served as a director of First Business Capital Corp., a wholly-owned subsidiary of FBB, from

January 2006 to December 2013. Mr. Kilcoyne has been Managing Partner of Pinnacle Enterprises, LLC, a private investment holding company since February 1997.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Kilcoyne is qualified to serve on the Board, as well as the Operational Risk Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as his financial services industry expertise as an FBB director, CEO-level experience in strategic planning and financial management, and over 25 years involvement in mergers and acquisitions.

Daniel P. Olszewski, age 54, has served as a director of the Company since December 2018 and is a member of the Operational Risk Committee. He has served as a director of FBB since August 2010 and he served as a director of First Business Capital Corp., a wholly-owned subsidiary of FBB, from January 2011 to November 2018. Mr. Olszewski is the Director of the Weinert Center for Entrepreneurship, a campus-wide Entrepreneurship Program, at the UW-Madison School of Business. He previously served as the COO, CEO and chair of the board of PNA Holdings, LLC/Parts Now!, and was CEO of Katun Corporation. He began his career with strategic management consulting firm, McKinsey

& Company. Mr. Olszewski currently serves on the board of the National Guardian Life Insurance Company, a private company, and has served on the boards of other privately held companies and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Olszewski is qualified to serve on the Board include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as his financial services industry expertise as an FBB director, background as an executive with responsibility for strategic development in international agribusiness and biotechnology industries as well as his CEO-level experience in acquisition and strategic planning and growth.

THE BOARD RECOMMENDS EACH OF THE FOREGOING NOMINEES FOR ELECTION AS DIRECTOR AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH OF THE NOMINEES.

Directors Continuing in Office

Terms expiring at the 2021 Annual Meeting

Laurie S. Benson, age 66, has served as a director of the Company since December 2018 and is a member of the Corporate Governance and Nominating Committee and the Compensation Committee. She has served as director on the FBB Board since July 2009 and as a member of the FBB Northeast Advisory Board since August 2012. Ms. Benson has served as the Executive Director of Nurses on Boards Coalition since 2016. Ms. Benson is the CEO of LSB Unlimited, which provides consulting services to businesses on complex issues and opportunities. Ms. Benson co-founded and served as CEO of Inacom Information Services from its inception in 1984 until its sale to CORE BTS in 2009. She currently serves on the boards of several privately held companies.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Benson is qualified to serve on the Board, as well as the Corporate Governance and Nominating Committee and Compensation Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as her financial services industry expertise as an FBB director, CEO-level experience in strategy development and implementation, governance experience through service on boards and other board committees, marketing and business sales expertise, and a strong background in the technology solutions sector.

Mark D. Bugher, age 71, has served as a director of the Company since July 2005, is Compensation Committee Chair and a member of the Corporate Governance and Nominating Committee. Mr. Bugher joined the FBB Board in November 2018. Mr. Bugher served as the Director of University Research Park in Madison, Wisconsin from 1999 until his retirement in November 2013. Prior to this role, Mr. Bugher served as Secretary of the State of Wisconsin Department of Revenue and Secretary of the State of Wisconsin Department of Administration. Mr. Bugher serves on the board of directors of MGE Energy, Inc., a publicly traded utility company, and its affiliate, Madison Gas and Electric Company and also serves on the audit committee, the executive committee and as chair of the compensation committee of MGE Energy, Inc. Mr. Bugher additionally serves on the board of directors and as Chair of the Marshfield Clinic Health System and has served in leadership positions as chairman or board member for many organizations promoting economic development in Wisconsin.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Bugher is qualified to serve on the Board, as well as the Compensation Committee and Corporate Governance and Nominating Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as his executive-level experience in strategy development and implementation, governance experience through service on boards including another public company board and other board committees, economic development expertise, and a strong background in the commercial real estate, government and health care sectors.

Corey A. Chambas, age 57, has served as a director of the Company since July 2002, as Chief Executive Officer (“CEO”) of the Company since December 2006 and as President of the Company since February 2005. He served as Chief Operating Officer of the Company from February 2005 to September 2006 and as Executive Vice President of the Company from July 2002 to February 2005. Mr. Chambas joined the FBB Board in November 2018. He served as CEO of FBB from July 1999 to September 2006 and as President of FBB from July 1999 to February 2005. He currently serves as a director of First Madison Investment Corp., a wholly-owned subsidiary of FBB. Mr. Chambas also serves as chair of the board of directors and as a member of the management development & compensation committee of M3 Insurance Solutions, Inc., a privately held insurance agency, and has served on the boards of other privately held companies and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Chambas is qualified to serve on the Board include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as the depth and breadth of his experience as CEO of the Company and his over 30 years of financial services industry experience with specific focus in the commercial banking sector, his CEO-level experience in core management disciplines including strategy development and implementation, human resources, financial management and sales and marketing and his governance experience through service on the boards of other privately held companies and non-profit organizations.

John J. Harris, age 67, has served as a director of the Company since January 2012 and is a member of the Audit Committee and Corporate Governance and Nominating Committee. Mr. Harris joined the FBB Board in November 2018. Mr. Harris served as a professional in the investment banking industry for most of his career, most recently as Managing Director of the Investment Banking Financial Institutions Group of Stifel Nicolaus Weisel. Mr. Harris retired from this position in 2010. Prior to this role, Mr. Harris was Managing Director of the Investment Banking Financial Institutions Group of Piper Jaffray & Co. from 2005 to 2007 and a Principal in the Investment Banking Financial Institutions Group of William Blair & Co., LLC from 2000 to 2005.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Harris is qualified to serve on the Board, as well as on the Audit Committee and Corporate Governance and Nominating Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as over 25 years of experience providing financial advisory services to senior management, boards and special committees of publicly traded and privately held companies, extensive experience in the financial services sector and with mergers and acquisitions, and significant work advising clients on capital formation and execution of public and private capital raises.

Terms expiring at the 2022 Annual Meeting

Jan A. Eddy, age 70, has served as a director of the Company since October 2003, is the Corporate Governance and Nominating Committee Chair and serves on the Compensation Committee. Ms. Eddy joined the FBB Board in November 2018. She previously served as a director of FBB from April 1990 to May 2010 and served as FBB Board Chair from January 2004 to May 2010. Ms. Eddy founded Wingra Technologies, a designer and distributor of software, and served as President and Chief Executive Officer of Wingra Technologies from October 1991 to January 2005, when Quest Software purchased Wingra Technologies. Ms. Eddy held the position of Business Development Executive at Quest Software from January

2005 until her retirement in October 2005. Ms. Eddy serves or has served on the boards of other privately held companies and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Eddy is qualified to serve on the Board, as well as on the Corporate Governance and Nominating Committee and the Compensation Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as her financial services industry expertise as an FBB director, CEO-level experience as founder and chief executive officer of her own company in strategy development and implementation, mergers and acquisitions and enterprise risk management, her significant governance experience from service on other boards and her strong background in information technology.

Timothy J. Keane, age 73, has served as a director of the Company since December 2018 and serves on the Operational Risk Committee. He has served as a director of FBB since August 2017. He previously served on the FBB-Milwaukee Board from January 2004 until the Bank charter consolidation in June 2017 at which time he became a member of the FBB Milwaukee Advisory Board. Mr. Keane has served on the FBB Kansas City Advisory Board since August 2017. Mr. Keane is the Managing Investor and Director of Golden Angels Investors, LLC, President of Keane Consultants, is a limited partner in several venture and private equity funds, and provides data analytics strategy consulting services to a small group of companies. He was the founder and CEO of Retail Target Marketing Systems (RTMS), now a unit of Fidelity Information Services. Mr. Keane serves on the boards of other privately held companies.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Keane is qualified to serve on the Board, as well as the Operational Risk Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as his financial services industry expertise as a FBB director, his CEO-level experience as founder of multiple companies, 15 years of leading entrepreneurship programs, and his experience in enterprise risk management, data analytics, and mergers and acquisitions.

W. Kent Lorenz, age 57, has served as a director of the Company since June 2018 and serves on the Audit Committee and Operational Risk Committee. He has served as a director of FBB since August 2017. He previously served on the FBB-Milwaukee Board from January 2010 until the Bank charter consolidation in June 2017 at which time he became a member of the FBB Milwaukee Advisory Board. Mr. Lorenz is the retired Chairman and CEO of Acieta LLC, a provider of advanced industrial robotic automation systems to North American manufacturers and their global affiliates. He is the Managing Partner of DKR Investors LLC, a commercial real estate investment company. Mr. Lorenz served on the

Wisconsin Technical College System Board of Directors from June 2014 until January 2020. He also serves on the boards of other private and non-profit organizations.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Mr. Lorenz is qualified to serve on the Board, as well as the Audit Committee and Operational Risk Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as his financial services industry expertise as an FBB director, his CEO-level experience in core management disciplines, strategy development and implementation, human resources, financial management, mergers and acquisitions, and his governance experience through service on other boards.

Carol P. Sanders, age 52, has served as a director of the Company since September 2016 and is the Audit Committee Chair. Ms. Sanders joined the FBB Board in November 2018. Ms. Sanders has been the President of Carol P. Sanders Consulting LLC, a consulting firm providing executive-level consulting services to the insurance and technology industries, since July 2015. Ms. Sanders has over 25 years of experience in the insurance industry, including serving as the Executive Vice President, Chief Financial Officer and Treasurer of Sentry Insurance from July 2013 to June 2015 and as Executive Vice President and Chief Operating Officer of Jewelers Mutual Insurance Company from November 2012 to June

2013 where she previously served in other executive capacities from September 2004 to November 2012. Ms. Sanders has served on the board of directors of Alliant Energy Corporation (“Alliant”), a publicly traded Wisconsin-based public utility holding company, and its two utility subsidiaries since December 2005. She currently serves as Alliant’s lead independent director, chair of Alliant’s nominating and governance committee and previously served as a member and chair of Alliant’s audit committee and compensation and personnel committee. Ms. Sanders has served on the board of directors of RenaissanceRe Holdings Ltd. (“RenaissanceRe”), a publicly traded global provider of reinsurance and insurance, since 2016 and is a member of that company’s audit committee. Ms. Sanders also serves on the board of a privately held company.

The particular and specific experience, qualifications, attributes or skills that led the Board to conclude Ms. Sanders is qualified to serve on the Board, as well as the Audit Committee, include the items referenced on the Director Skills, Attributes and Qualifications Matrix as well as over 25 years of experience as an executive in the insurance industry, her board and committee service with other public companies and her executive-level background in finance, operations, strategic planning, enterprise risk management and human resources.

Director Disclosures

None of the above-named directors or director nominees held a directorship at any public company or any company registered as an investment company under the Investment Company Act during the past five years, except for (i) Mr. Bugher, who serves on the board of directors and as a member of the audit, compensation, and executive committees of MGE Energy, Inc., (ii) Ms. Sanders, who serves on the board of directors, as lead independent director, and chair of the nominating and governance committee of Alliant, and is on the board of directors and a member of the audit committee of RenaissanceRe, and (iii) Mr. Chambas, who, until February 26, 2018, served on the board of directors of Three Lakes Securities, LLC, which was a registered investment advisor. None of the directors, executive officers or nominees is related to one another and there are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of the Company’s directors or executive officers have been selected for their respective positions. None of the above-named directors or director nominees was a party to any SEC enforcement actions or any legal proceedings that are material to an evaluation of their ability or integrity in the past ten years.

Independent Directors and Meeting Attendance

Of the twelve directors currently serving on the Board, the Board has determined that all except for Mr. Chambas, the Company’s President and Chief Executive Officer, are “independent directors” for purposes of applicable Nasdaq rules.

Directors are expected to attend the Company’s annual meeting of shareholders each year. Eleven of the twelve directors who were Board members at the time attended the Company’s 2019 annual meeting.

The Board held eight meetings in 2019. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board during 2019 while he or she was a director and (ii) the total number of meetings held by all committees of the Board on which such director served during 2019 while he or she was a member of such committees.

Board Leadership Structure

The roles of Board Chair and Chief Executive Officer are held separately. Mr. Kilcoyne serves as Board Chair and Mr. Chambas serves as Chief Executive Officer. The Board believes that at this time, separation of these roles is in the best interests of the Company and its shareholders because separation:

•	allows for additional talents, perspectives and skills on the Board;

•	preserves the distinction between the Chief Executive Officer’s leadership of management and the Board Chair’s leadership of the Board;

•	promotes a balance of power and an avoidance of conflict of interest;

•	provides an effective channel for the Board to express its views on management; and

•	allows the Chief Executive Officer to focus on leading the Company and the Board Chair to focus on leading the Board, monitoring corporate governance and shareholder issues.

Mr. Kilcoyne has served on the Company’s Board since November 2011. This separation provides the Company with the benefit of a Board Chair who fully understands the risks, issues and opportunities relating to the Company and the financial services industry.

Committees

The Board conducts its business through meetings of the Board and the following standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Operational Risk Committee. Each of these committees has the responsibilities set forth in a formal written charter approved by the Board. The Board has also adopted guidelines on significant corporate governance matters that, together with the Company’s Code of Conduct and other policies, create the Board’s corporate governance standards. Copies of these charters and the Corporate Governance Guidelines are available on the Company’s website located at ir.firstbusiness.com/govdocs. The following table reflects the current membership of each standing Board committee:

Name(1)	Audit	Compensation	Corporate Governance and Nominating	Operational Risk
Laurie S. Benson
Mark D. Bugher		Chair
Carla C. Chavarria
Jan A. Eddy			Chair
John J. Harris
Ralph R. Kauten
Timothy J. Keane
Gerald L. Kilcoyne				Chair
W. Kent Lorenz
Daniel P. Olszewski
Carol P. Sanders(2)	Chair
Number of Meetings in 2019	5	4	4	4

(1)	Mr. Chambas is not a member of a standing committee.
(2)	Ms. Sanders qualifies as an “audit committee financial expert”.

Audit Committee
The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s accounting and financial reporting processes and the audits of the financial statements of the Company. The Audit Committee presently consists of Carol P. Sanders (Chair), John J. Harris, Ralph R. Kauten, and W. Kent Lorenz, each of whom meets the requirements set forth in Nasdaq Listing Rule 5605(c)(2)(A) and the independence standards set forth in Rule 10A-3(b)(1) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has thus determined that each of the Audit Committee’s current members is qualified to serve in such capacity. The Board has determined that Carol P. Sanders qualifies as an “audit committee financial expert” for purposes of applicable SEC regulations, and has the financial sophistication required by applicable Nasdaq rules because she has the requisite attributes through, among other things, her education and experience as a certified public accountant and financial executive in the insurance industry and her service on the audit committee of other public companies.

Compensation Committee
The Compensation Committee reviews and recommends to the Board the compensation structure for the Company’s directors and executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation, and administers the Company’s long-term incentive plan. Mark D. Bugher (Chair), Laurie S. Benson, Carla C. Chavarria, and Jan A. Eddy are the current members of the Compensation Committee, each of whom is considered to be “independent” and meets the requirements set forth in applicable Nasdaq rules and the independent standards set forth in Rule 10C-1(b)(1) promulgated by the SEC under the Exchange Act. The Board has determined that none of the aforementioned directors has a relationship to the Company which is material to his or her ability to be independent from management in connection with the duties of a Compensation Committee member and has further determined that each of the Compensation Committee’s current members is qualified to serve in such capacity.

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee’s primary functions are to recommend persons to be selected by the Board as nominees for election as directors; recommend persons to be elected to fill any vacancies on the Board; lead the Board in its annual review of Board performance, Board and committee structure and director independence; develop and recommend to the Board corporate governance principles, policies and procedures and oversee execution of the Company’s succession planning programs; and advise the Board on the effectiveness of the program. The Corporate Governance and Nominating Committee presently consists of Jan A. Eddy (Chair), Laurie S. Benson, Mark D. Bugher, and John J. Harris. The Board has determined that each of the Corporate Governance and Nominating Committee members is considered to be “independent” according to applicable Nasdaq rules and has further determined that each current member is qualified to serve in such capacity.

Operational Risk Committee
The Operational Risk Committee was formed as a new standing committee in October 2018. While the Board continues to maintain primary responsibility and oversight for Enterprise Risk Management (“ERM”), the Operational Risk Committee’s primary functions are to oversee execution of the Company’s ERM program, evaluate, monitor and advise the Board on all matters relating to maintaining the right “tone at the top” and to evaluate the Company’s strategic risk based on an assessment of the Company’s strategies in the context of the Company’s overall risk tolerance, related opportunities and capacity to manage the resulting risk. The Board has additionally delegated assessment and management of credit, compliance, operational, information security/cyber, liquidity and reputation risks to the Operational Risk Committee. The Operational Risk Committee presently consists of Gerald L. Kilcoyne (Chair), Ralph R. Kauten, Timothy J. Keane, W. Kent Lorenz, and Daniel P. Olszewski.

Board Role in Risk Oversight

Oversight of Risk
•
The Board has an active and ongoing role in the management of the risks of the Company. It is responsible for general oversight of risk management;

•
The Operational Risk Committee was established in 2018 to evaluate and monitor the Company’s strategic risk and its key operational risks;

•
In 2020, as part of its ongoing evaluation of the effectiveness of the Company’s enterprise risk management program (“ERM Program”), the Corporate Governance and Nominating Committee recommended and the Board approved, delegating certain additional responsibilities to the Operational Risk Committee, including overseeing management's execution of the ERM Program and periodically evaluating the Board’s risk management structure and processes to ensure appropriate Board-level risk reporting;

•
Company management is responsible for assessing and managing risk through robust internal processes and effective internal controls and for providing appropriate reporting to the Board and its committees.

The Company believes that establishing the right “tone at the top” and providing for full and open communication between management and the Board is essential for effective risk management and oversight. The Board, acting as a whole and through its committees, is responsible for oversight of the Company’s enterprise wide risk management including, but not limited to, strategic, financial, credit, liquidity, compensation, information security, regulatory, reputational, and operational risks. Given the critical link between strategy and risk, the Board is also responsible for developing strategies based on an assessment of the Company’s overall risk tolerance, the related opportunities and the capacity to manage the resulting risk. As part of its ongoing planning, the Board discusses with executive management the strategies, key challenges, risks and opportunities facing the Company.

Under the ERM Program, a Risk Dashboard has been developed, the Company’s most significant risks along with related metrics/key risk indicators (“KRIs”) have been identified and risk tolerance thresholds established. ERM is a standing agenda item for each of the Board’s regular quarterly meetings. At these meetings the Board reviews the Risk Dashboard, the status of each KRI relative to the designated tolerance threshold and the related remediation plans. The Board has delegated oversight of each of the key risks to either the Audit, Compensation, Corporate Governance and Nominating or Operational Risk Committee in accordance with the committee charters. These charters are reviewed annually to reflect the changing risk environment. Each committee monitors the assigned specific key risks, determines whether the key risk is within tolerance and ensures that appropriate mitigation plans are in place for all out-of-tolerance risks, identifies emerging risks, reports back to the Board with recommendations and updates and apprises the Board of any areas of concern. The following table summarizes each committee’s role in the risk oversight function:

Committee	Risk Oversight Focus
Audit Committee
•
Monitors the integrity of the financial statements, effectiveness of internal control over financial reporting, compliance with applicable legal and regulatory requirements, and the performance of the Company’s internal independent auditors.

Compensation Committee
•
Oversees the Company’s executive compensation program, evaluates risks presented by all compensation programs and confirms that the programs do not encourage risk-taking to a degree that is likely to have a materially adverse impact on the Company, do not encourage the management team to take unnecessary and excessive risks that threaten the value of the Company and do not encourage the manipulation of reported earnings of the Company.

Corporate Governance and Nominating Committee	• Monitors key risks including risks relating to corporate governance structure, director independence, and succession.
Operational Risk Committee
•
Assures the ERM Program is operating effectively.
•
Monitors the strategic risk based on an assessment of the Company’s strategies in the context of the Company’s overall risk tolerance, related opportunities and capacity to manage the resulting risk.
•
Evaluates, monitors and advises the Board on all matters relating to maintaining the right tone at the top.
•
Monitors key risks, including: credit risk; information security/cyber risk; regulatory, compliance and legal risk; operational risk and liquidity and market risk.

Management is responsible for the day-to-day management of the Company’s key risks and operates through a Senior Management Risk Committee (“SMRC”) which monitors key risks, develops and executes mitigation or remediation plans as appropriate, identifies emerging risks, evaluates the effectiveness of the Company’s risk management processes and reports such to the Board or its committees on a regular basis.

More information about risks facing the Company is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Part I, Item IA, Risk Factors.

Environmental Sustainability and Social Responsibility Efforts

The Company is committed to the communities we serve, our employees and shareholders. The Company believes that visionary, determined entrepreneurs and investors create a thriving economy and when these businesses succeed, they create social and economic advancement for their employees, investors, families and communities at large. This commitment is reflected in activities completed in conjunction with local businesses, the public sector and not-for-profit organizations. The Company invests in communities via Community Reinvestment Act lending activities and sound loan administration to promote sustainable growth. Sponsorship and contributions are facilitated through the First Business Charitable Foundation. In 2019, the Company began offering employees a full day off with pay each year to support volunteer efforts of their choosing and more than 200 employees spent more than 8,300 hours volunteering, serving on boards, and providing educational and networking opportunities that touched nearly 500 not-for-profit organizations. This commitment and investment in the communities we serve is a foundation to the Company’s success.

CEO and Executive Officer Succession Planning

Succession planning and leadership development are top priorities for the Board and management.  Because of the significance of the CEO’s leadership, the Board retains primary responsibility for oversight of CEO succession planning as well as overall executive leadership development and succession planning practices and strategies. The Board has delegated certain responsibility for the ongoing development and monitoring of CEO and executive officer succession planning to the Corporate Governance and Nominating Committee, and at least annually, that committee reviews the policies and principles of selecting a successor to the CEO. The Board participates in this annual review of the CEO succession plan. This review includes an assessment of potential CEO candidates, contingency plans in the event of a sudden termination (including death or disability), development plans that are being utilized to strengthen the skills and qualifications of candidates and the Company CEO’s recommendations for contingency and longer term succession planning for the CEO and executive officer positions.  The Corporate Governance and Nominating Committee in accordance with its charter also reviews succession plans for the other executive officers.

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to First Business Financial Services, Inc., Board of Directors (or, at the shareholder’s option, to a specific director), c/o Lynn Ann Parrish, Corporate Secretary, 401 Charmany Drive, Madison, Wisconsin 53719. The Corporate Secretary will ensure that all appropriate communications are delivered to the Board or the specified director, as the case may be.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 28, 2020 by: (i) each director and director nominee; (ii) each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”); (iii) all of the directors, director nominees and executive officers (including the Named Executive Officers) as a group; and (iv) persons known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned by such holder. The percentage of beneficial ownership shown in the following table is based on 8,587,450 shares of Common Stock outstanding as of February 28, 2020. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of restricted stock units vesting within 60 days after February 28, 2020 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Laurie S. Benson...............................................................	3,200	(1)	*
Mark D. Bugher.................................................................	9,533	(2)	*
Corey A. Chambas............................................................	139,994	(3)	1.6%
Carla C. Chavarria.............................................................	373	(4)	*
Jan A. Eddy.......................................................................	17,056	(5)	*
John J. Harris....................................................................	10,000	(6)	*
Ralph R. Kauten...............................................................	25,515	(7)	*
Timothy J. Keane.............................................................	7,670	(8)	*
Gerald L. Kilcoyne...........................................................	44,636	(9)	*
W. Kent Lorenz.................................................................	17,169	(10)	*
Michael J. Losenegger......................................................	33,172	(11)	*
Mark J. Meloy…….……………………………….........	49,243	(12)	*
Daniel P. Olszewski...........................................................	20,153	(13)	*
Carol P. Sanders……………………………………........	2,822	(14)	*
David R. Seiler..................................................................	11,300	(15)	*
Edward G. Sloane, Jr………………………………........	10,877	(16)	*
All directors, nominees and executive officers as a group (19 persons)........................................	459,689	(17)	5.3%
5% Holders
The Banc Funds Company, LLC ………..........................	721,785	(18)	8.4%
BlackRock, Inc. .................................……………….......	479,681	(19)	5.6%
____________________
* Denotes less than 1%.

(1)	All shares held by Ms. Benson through an IRA.
(2)
Includes 160 shares held by Mr. Bugher through an IRA, 6,873 shares held in a revocable trust held jointly with his spouse, 500 shares held solely by Mr. Bugher’s spouse and 2,000 shares held solely by his spouse through an IRA.

(3)	Includes 15,437 restricted shares over which Mr. Chambas has voting power but does not have investment power, and 16,992 shares held through Mr. Chambas’ 401(k) Plan.
(4)	All shares held via Ms. Chavarria’s sole revocable trust.
(5)	All shares held jointly with Ms. Eddy’s spouse.
(6)	All shares held jointly with Mr. Harris’ spouse.
(7)	Includes 12,687 shares held by Mr. Kauten through a family-owned LLC.
(8)	Includes 2,637 shares held in a revocable trust held jointly with Mr. Keane’s spouse.
(9)	All shares held in a revocable trust held jointly with Mr. Kilcoyne’s spouse.
(10)	Includes 2,520 shares held by Mr. Lorenz through an IRA, 6,471 shares held in a revocable trust held jointly with his spouse, and 8,178 shares held solely by his spouse through an IRA.
(11)
Includes 6,205 restricted shares over which Mr. Losenegger has voting power but does not have investment power, 2,000 shares held by Mr. Losenegger through an IRA and 400 shares held jointly with Mr. Losenegger’s spouse.

(12)	Includes 5,103 restricted shares over which Mr. Meloy has voting power but does not have investment power, and 42,510 shares held jointly with Mr. Meloy’s spouse.
(13)	All shares held in a revocable trust held jointly with Mr. Olszewski’s spouse.
(14)	Includes 670 shares held in a revocable trust held jointly with Ms. Sanders’ spouse and 2,152 shares held by Ms. Sanders through a SEP IRA.
(15)	Includes 7,206 restricted shares over which Mr. Seiler has voting power but does not have investment power.
(16)	Includes 6,420 restricted shares over which Mr. Sloane has voting power but does not have investment power, and 1,000 shares held jointly with Mr. Sloane’s spouse.
(17)
Includes 53,801 restricted shares over which the individuals have voting power but do not have investment power, 10,678 shares held by spouses of the group members, 78,097 shares held through direct joint ownership with spouses of the group members and 79,176 shares held in revocable trusts of the group members and their spouses.

(18)
Information based on Schedule 13G/A filed with the SEC on February 12, 2020 jointly by Banc Fund VIII L.P., Banc Fund IX L.P., and Banc Fund X L.P. (collectively, the “Banc Fund Reporting Persons”). According to the Schedule 13G/A, Banc Fund VIII L.P. had sole voting and dispositive power with respect to 459,100 shares, Banc Fund IX L.P. had sole voting and dispositive power with respect to 210,543 shares, and Banc Fund X L.P. had sole voting and dispositive power with respect to 52,142 shares. According to the Schedule 13G/A, each of the Banc Fund Reporting Persons lists its address as 20 North Wacker Drive, Suite 3300, Chicago, IL 6060.

(19)
Information based on Schedule 13G, filed with the SEC on February 7, 2020 by BlackRock, Inc.. According to the Schedule 13G, Blackrock, Inc. had sole voting power with respect to 463,264 shares, and sole dispositive power with respect to 479,681 shares. According to the Schedule 13G, their principal business office is 55 East 52nd Street New York, NY 10055.

DIRECTOR COMPENSATION

In 2019, each non-employee director of the Company received an annual retainer of $24,000. As the Company’s Board Chair, Mr. Kilcoyne received additional cash compensation of $60,250. The Compensation Committee Chair, the Corporate Governance and Nominating Committee Chair, and the Operational Risk Committee Chair received additional annual retainers of $5,000, while the Audit Committee Chair received an additional annual retainer of $10,000. All Board and committee members, except those serving as executive officers of the Company, were paid $750 for each Board and committee meeting attended. All director and committee fees were paid quarterly and in cash.

In 2019, the Compensation Committee engaged McLagan, its outside independent compensation consultant, to conduct a review of the director compensation program. The Compensation Committee used data developed by McLagan in its determination of overall director compensation best practices. As a result, beginning in 2020, each non-employee director of the Company will receive an annual restricted stock award in the amount of $10,000. Awards will vest after completing one-year of service. The addition of the stock award is intended to bring the Company’s average director compensation to the peer group median. Director compensation was last increased in January of 2013.

	Fees earned or paid in cash (1)	Stock awards	Total
Laurie S. Benson	$38,150	—	$38,150
Mark D. Bugher	$38,750	—	$38,750
Carla C. Chavarria	$29,250	—	$29,250
Jan A. Eddy	$38,750	—	$38,750
John J. Harris	$36,000	—	$36,000
Ralph R. Kauten	$33,750	—	$33,750
Timothy J. Keane	$37,500	—	$37,500
Gerald L. Kilcoyne	$98,250	—	$98,250
W. Kent Lorenz	$39,650	—	$39,650
Daniel P. Olszewski	$32,250	—	$32,250
Carol P. Sanders	$43,000	—	$43,000

(1)	Includes FBFS Board retainer and FBFS and FBB Board and committee meeting attendance fees paid in cash.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Company Overview and Strategy

The Company is a registered bank holding company engaged in the commercial banking business through its wholly-owned bank subsidiary (“FBB” or the “Bank”), headquartered in Madison, Wisconsin. All of the Company’s operations are conducted through the Bank and certain subsidiaries of the Bank. FBB operates as a business bank focusing on delivering a full line of commercial banking products and services tailored to meet the specific needs of small and medium sized businesses, business owners, executives, professionals and high net worth individuals. The Bank’s markets are in Wisconsin, Kansas and Missouri and its specialty business lines serve clients nationwide. The Bank’s products and services include commercial banking, specialty finance, private wealth management solutions, and bank consulting services.
The Company’s operating philosophy is predicated on deep client relationships in its markets fostered by local expertise. This philosophy is built on guiding principles including an entrepreneurial spirit and disciplined sales process as core differentiators balanced with a conservative credit culture and the efficiency associated with providing centralized services. The Company’s business banking focus does not rely on an extensive branch network to attract retail clients but instead draws on its strong client relationships, and broad range of deposit products and services to grow deposits at a rate generally consistent with the loan portfolio.

Long-Term Strategic Plan

In late 2018 and early 2019, the Company finalized the development of its long-term strategic plan and began implementation of strategies and initiatives that will drive successful execution over the next five years. The Company’s vision statement or objective over this five-year period is to excel by building the best team that works together to impact the Company’s clients’ success more than any other financial partner. To meet this objective, the Company identified four key strategies which are linked to corporate financial goals and to all business units to ensure communication and execution are consistent at all levels. These four strategies are:

1.	The Company will identify, attract, develop and retain high performing talent to positively impact the overall performance and efficiency of the Company.

2.	The Company will increase internal efficiencies, deliver a differentiated client experience and drive client experience utilizing technology where possible.

3.	The Company will diversify and grow its deposit base.

4.	The Company will optimize its business lines for diversification and performance.

The Company made considerable progress towards advancing each of these four strategies in its first year of plan execution. Most apparent was the Company’s focus on growing its deposit base, as deposits increased approximately 17% comparing year end 2019 to 2018, surpassing loan growth for the year and enabling the Company to lower its reliance on more expensive wholesale funding alternatives. The Company has considered each of these four strategies in setting criteria for the 2020 key performance measures used in the executive compensation program.

2019 Key Performance Measures
The Compensation Committee has identified the following as important financial metrics for the Company. These metrics are indicators of the effectiveness of the Company’s execution of its long-term strategy and accordingly, have been selected as the performance measures for the executive compensation program.

Adjusted Top Line Revenue
•
Adjusted top line revenue, defined as net interest income plus non-interest income less gains on the sale of SBA loans, was $91.8 million for the year ended December 31, 2019, a 9.2% increase over the prior year. This performance fell between target and superior due to growth in average loan and lease balances, loan fees collected in lieu of interest and fees associated with the execution of commercial loan interest rate swap activity.
•
The Company benefited from average loan growth of $120 million, or 7.6%, for 2019 compared to 2018, despite a significant increase in loan prepayments and payoffs during the course of the year.

Efficiency Ratio
•
The efficiency ratio was 66.59% for the year ended December 31, 2019, a slight improvement over the prior year. The ratio fell below target and above threshold primarily due to greater than expected incentive compensation expense and opportunistic additions to production staff. On the revenue side of this ratio, the Company achieved exceptional revenue growth, as discussed above, driven by strong loan growth and fee income.
•
Efficiency is one of four key strategies within the long-term strategic plan. The Company expects to improve efficiency over time through sharp focus on proactive expense management and revenue growth opportunities. These efforts include increasing commercial banking market share, bringing to scale our less mature markets and business lines, and becoming more efficient in our back office operations through effective use of technology to improve processes and automation.

Return on Average Assets
•
Return on average assets (“ROAA”) was 1.14% for the year ended December 31, 2019, which fell between target and superior. The reasons for the strong return on assets are consistent with the efficiency ratio variances discussed above, as well as lower than expected credit costs for the year. Management is encouraged by the progress made during the year toward resolving credit issues in its acquired legacy SBA portfolio and confident the significant investments made across the Company’s footprint over the last two years have built a foundation for sustainable growth in 2020 and beyond.

Additional information on the Company’s business results, including a discussion of the efficiency ratio, can be found in the Company’s 2019 Annual Report on Form 10-K under the Management’s Discussion and Analysis section.

Executive Compensation Highlights

The Company’s executive compensation program is designed to align with the Company’s business strategy and with creating long-term shareholder value. The executive compensation program is heavily weighted toward compensating the Company's executives based on Company performance. To that end, the Company has implemented executive compensation policies and practices that reinforce its pay for performance philosophy and align with commonly viewed best practices and sound governance principles. Highlights include:

Linking Pay with Performance

The executive compensation program is rigorous in linking pay and performance and the program provides for the Compensation Committee’s and the Board’s use of judgment as appropriate to ensure alignment. The Long-Term Incentive Plan (“LTI Plan”) provides for grants of equity ownership thereby aligning the interests of the executive officers with those of the shareholders.

Beginning in 2019, the Company issued a combination of Performance Restricted Stock Units (“PRSU”) and Restricted Stock Awards (“RSA”) to its executive officers. The Company believes PRSUs incentivize executive officers to drive long-term Company performance, thereby aligning the executive officers’ interests with the long-term interests of shareholders. The PRSUs are measured 50% on Total Shareholder Return (“TSR”) and 50% on Return on Equity (“ROE”) and will cliff-vest after a three-year measurement period based on the Company’s performance relative to a custom peer group. The executive officers’ grants are weighted approximately 60% in PRSUs and 40% in RSAs.

The Annual Cash Bonus Plan (“Annual Bonus Plan” or “Bonus Plan”) is designed to link pay and performance and uses a variety of key performance metrics (Adjusted Top Line Revenue, Return on ROAA, Efficiency Ratio) which drive shareholder value and the Company’s business strategy.

Compensation Overview

•
The Company’s compensation program utilizes a compensation mix of base salary, annual cash bonuses under the Bonus Plan and long-term equity awards under the LTI Plan; this mix provides a variety of time horizons to balance near-term and long-term strategic goals.

•
The CEO’s employment agreement and executive officers’ change-in-control agreements require double-triggers upon a change-in-control. In addition, none of these agreements include an excise tax gross-up.

•
The Company has a Clawback Policy that applies to all current and former executive officers. In the event that the financial results of the Company are restated as a result of material noncompliance with financial reporting requirements or as a result of improper conduct, the Company has the right to recoup certain incentive compensation paid.

•	The Company has Stock Ownership Guidelines; the CEO and all Named Executive Officers (“NEOs”) are in compliance.

•
The Company has no-hedging and no-pledging policies which prohibit all executive officers, Section 16 officers and Company directors from hedging or pledging Company shares; the CEO, all executive officers, Section 16 officers and all Company directors are in compliance.

Consideration of 2019 Say on Pay

At the Company’s 2019 Annual Meeting of Shareholders, approximately 92% of voting shareholders approved the non-binding advisory proposal on the compensation of the NEOs, (commonly referred to as a “say-on-pay” vote).

The Board and the Compensation Committee pay careful attention to communications received from shareholders regarding executive compensation, including the non-binding advisory vote. The Company considers the result of the advisory vote on executive compensation annually as one indicator of the overall soundness of the Board’s and Compensation Committee’s compensation decisions.

Executive Compensation Program Overview

This Compensation Discussion and Analysis describes the Company’s compensation philosophy and policies for 2019 as applicable to the NEOs in the Summary Compensation Table on page 34. This section explains the structure and rationale associated with each material component of the NEOs’ compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section. For 2019, the Compensation Committee engaged McLagan, a part of Aon Hewitt, as its outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee’s Chair.

In 2019, McLagan conducted a review of the Company’s executive compensation programs. The Compensation Committee used data developed by McLagan in its determination of overall competitive pay practices. In addition, McLagan was instrumental in designing and establishing measures for the PRSUs that were issued beginning in 2019.

The NEOs include the Company’s principal executive officer (i.e. CEO), principal financial officer (i.e. CFO) and the three other executive officers of the Company having the highest total compensation for executive officers serving in that capacity at the end of 2019. These five individuals, identified below, and throughout the proxy statement are the NEOs.

Named Executive Officer	Title
Corey A. Chambas	President and Chief Executive Officer of First Business Financial Services, Inc.
Edward G. Sloane, Jr.	Chief Financial Officer of First Business Financial Services, Inc.
David R. Seiler	Chief Operating Officer of First Business Financial Services, Inc.
Mark J. Meloy	Chief Executive Officer of First Business Bank
Michael J. Losenegger	Chief Credit Officer of First Business Financial Services, Inc.

The Compensation Committee reviews the performance of the CEO and determines and recommends to the Board for approval the salary, bonus and other compensation paid to him. The Compensation Committee relies upon the CEO’s assessment of each NEO’s individual performance, which considers the NEO’s efforts in achieving his individual goals each year, managing and developing employees and the enhancement of long-term relationships with clients, if applicable to his position.

Compensation Factors

General. The Compensation Committee’s decisions regarding each NEO are based, in part, on the Compensation Committee’s subjective judgment, and also take into account qualitative and quantitative factors, as will be set forth in the discussion below. In reviewing an NEO’s compensation, the Compensation Committee considers and evaluates all components of the NEO’s total compensation package.

Company Performance. In establishing NEO compensation, the Compensation Committee measures the Company’s performance compared to management’s and the Board’s goals and objectives, and also compares Company performance to that of the Company’s peer group of financial institutions. The Compensation Committee believes that using the Company’s performance as a factor in determining an NEO’s compensation is effective in helping to align the NEO’s interests with those of the Company’s shareholders. With that in mind, the Compensation Committee focuses on key financial performance criteria such as revenue growth goals, operating profitability goals and goals related to strategic objectives, as determined by the Board. As part of the evaluation and review of these criteria, the Compensation Committee will also take into account various subjective issues, such as general economic conditions and its impact on performance, and how they may affect the Company’s performance.

Peer Group Companies and Analysis. The Compensation Committee reviews compensation levels and design at peer companies as part of its decision-making process so it can set total compensation levels that it believes are competitive and aligned with the Company and level of performance. The Compensation Committee generally sets target total direct compensation for its executive officers to be competitive with peer companies and considers other market data, and also takes into consideration scope of particular job responsibilities, individual performance of the executive officer, internal pay equity and other factors. The Compensation Committee’s executive officer compensation determinations are based on its review of such factors and is informed by the experiences of the members of the Compensation Committee as well as input from, and peer group data provided by, the Compensation Committee’s independent compensation consultant, McLagan.

For purposes of peer analysis in assessing performance, the Company utilizes a peer group that includes commercial banks of similar asset size. Given the ever-changing landscape within the banking industry, the Compensation Committee regularly reviews and recalibrates the group of banks used for this analysis and confirms the criteria and process utilized with McLagan.

In 2019, the Company compiled an updated market reference group of high performing publicly-traded bank holding companies with an asset size between $1.0 billion and $4.0 billion which at the time was approximately one-half to two times the Company’s size, a commercial lending concentration of at least 65%, headquarters in the continental United States (excluding some specific states due to different market and compensation conditions), similar product offerings, listed on a national exchange and a minimum of 0.50% ROAA for the current year and prior two years. This updated reference group had median assets of $1.973 billion at the time of the analysis and was used for 2019 compensation decisions.

The peer group used for purposes of 2019 compensation decisions is reflected below. The companies included in this peer group are as follows:

American National Bankshares, Inc.
Bridgewater Bancshares, Inc.
Civista Bancshares, Inc.
Codorus Valley Bancorp, Inc.
Community Bankers Trust Corporation
Community Financial Corporation
First Community Corporation
First Guaranty Bancshares, Inc.
FVCBankcorp, Inc.
Investar Holding Corporation
Level One Bancorp, Inc.
Macatawa Bank Corporation
Mackinac Financial Corporation
Malvern Bancorp, Inc.
Mercantile Bank Corporation
Mid Penn Bancorp, Inc.
Nicolet Bankshares, Inc.
Old Line Bancshares, Inc.*
Old Second Bancorp, Inc.
Peoples Financial Services Corp.
People’s Utah Bancorp
Stock Yards Bancorp, Inc.
West Bancorporation, Inc.
*Old Line Bancshares, Inc. was acquired in November 2019
Compensation Program Components

The Compensation Committee strives to provide an appropriate mix of compensation components, including finding a balance between current and long-term compensation and between cash and equity incentive compensation. Cash payments primarily are aligned with and reward more recent performance, while equity awards encourage the Company’s executives to continue to deliver results over a longer period of time and also serve as a retention tool. Compensation for the NEOs was allocated between base salary, annual incentive compensation and longer-term awards as follows.

Base Salary. The Compensation Committee generally reviews the base salaries of the NEOs on an annual basis and also makes periodic adjustments in connection with promotions, market conditions or changes in position. The salaries for 2019, determined by the Compensation Committee at the end of 2018 as described in our 2018 Proxy Statement, are set forth in the Summary Compensation Table on page 34. For each fiscal year, the Compensation Committee considers various factors including the base salary paid to the NEO in comparable positions in the peer group, the overall professional experience and background of the NEO, the performance of the Company as compared to its key financial objectives over the prior fiscal year as well as information provided by its compensation consultant in making these decisions. In 2019, McLagan conducted an executive compensation study which included a market evaluation of base salaries.

At the end of 2019 in establishing NEO base salaries for 2020, the Compensation Committee considered the factors discussed above as well as the Company’s 2019 financial performance, the results of the McLagan executive compensation study and each NEO's individual performance and increased base salaries as shown below:

Name	Position	2019 Base Salary	2020 Base Salary
Corey A. Chambas	President and Chief Executive Officer	$466,000	$490,000
Edward G. Sloane, Jr.	Chief Financial Officer	$270,375	$281,190
David R. Seiler	Chief Operating Officer	$291,200	$302,848
Mark J. Meloy	CEO - First Business Bank	$231,001	$234,466
Michael J. Losenegger	Chief Credit Officer	$250,795	$250,795(1)

(1)	Mr. Losenegger’s salary did not increase in 2020 due to the anticipated transition in leadership in the Chief Credit Officer role in early 2020.

Annual Bonus Plan. The Compensation Committee typically determines eligibility for annual bonus payments using the parameters defined in the Company’s Bonus Plan, which is a performance-based bonus plan for eligible officers and employees of the Company, including the NEOs. The plan is formulaic and has clear disclosure of the business drivers. As established, the Compensation Committee retains the right to modify the Bonus Plan or withhold payment at any time.

In 2019, the NEOs participating in the Bonus Plan earned bonuses based on the performance of the Company. The measure of the Company’s performance is based on a combination of measures including revenue growth goals, operating profitability goals and goals related to strategic objectives, as established and measured by the Compensation Committee and the Board. Each measure is equally weighted.

In January of each year, the Compensation Committee approves threshold, target and superior levels for each of the measures used in the Bonus Plan, given the expectations and strategies for each particular year.

Bonus payments under the Bonus Plan are determined by the formulas described below, although the Board reserves the right to modify downward the payouts in its sole judgment. The Bonus Plan has a safeguard of requiring that the Company must meet one-half of the return on asset threshold before any bonus payment can be made based on performance on any criteria.

The following chart outlines the performance measures that were used in the NEOs’ bonus calculations. The bonus calculations for all NEOs, were based 100% on the performance of the Company.

	Measure	Threshold	Target	Superior	Actual	Weighting

Company	Adjusted Top Line Revenue(1)	$84,500,000	$87,000,000	$92,500,000	$91,821,000	33.33%
	Efficiency Ratio(2)	67%	65%	63%	66.59%	33.33%
	Return on Average Assets(3)	0.85%	0.95%	1.15%	1.14%	33.33%

(1)	Adjusted Top Line Revenue is defined as net interest income ($67.3 million) plus non-interest income ($18.2 million) less gains from the sale of the guaranteed portion of SBA loans ($1.5 million).
(2)
Efficiency Ratio is defined as non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investment losses or gains on foreclosed properties, amortization of other intangible assets and other non-operating items, if any.

(3)	Return on Average Assets is defined as net income divided by average assets.
The specific performance metrics established with respect to the Company’s 2019 performance include the following non-GAAP financial measures, which management believes are relevant measures to align employees’ performance with the Company’s profitability, growth and achievement of the Company’s strategic objectives:

•
Adjusted top line revenue is a key measure of growth and income diversification. Gains from the sale of SBA loans were excluded from the performance metric due to the volatility of SBA gains in 2017, 2018 and anticipated in 2019.

•	The efficiency ratio measures operating expenses in relation to top line revenue. Certain non-operating and discrete items were excluded to remove volatility from the measure.

With respect to the bonus formula, bonuses under the Bonus Plan provide for bonus payments of 0% to 95% of eligible salary. The target annual incentive opportunities did not change in 2019. In 2019, the Bonus Plan provided that the President and Chief Executive Officer would receive up to 95% of his salary with a target payment of 45%, the Chief Financial Officer and the Chief Operating Officer would each receive up to 75% of his salary with a target payment of 35%, and the Chief Credit Officer and the Chief Executive Officer of FBB would each receive up to 60% of his salary with a target payment of 30%.

Named Executive Officer	Targeted Payout as % of Base Salary	Actual Payout as % of Base Salary	Bonus Payout ($)
Corey A. Chambas	45.00%	66.00%	307,549
Edward G. Sloane, Jr.	35.00%	52.59%	142,199
David R. Seiler	35.00%	52.59%	153,151
Mark J. Meloy	30.00%	38.58%	89,114
Michael J. Losenegger	30.00%	42.86%	107,500

After the end of fiscal 2019, the Compensation Committee determined the extent to which the performance goals were achieved and subsequently approved the award to each NEO.

Long-Term Incentive Plan. The LTI Plan was established to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who make or are expected to make important contributions to the Company by providing equity ownership opportunities and equity-based incentives, thereby aligning the interests of such persons with those of the shareholders. The LTI Plan is administered by the

Compensation Committee of the Board and provides for the grant of equity ownership opportunities through incentive stock options and nonqualified stock options, restricted stock, restricted stock units, dividend equivalent units, and any other type of award permitted by the LTI Plan.

Beginning in 2019, the Company issued a mix of PRSUs and RSAs to its executive officers. The PRSUs are measured on TSR and ROE and cliff-vest after a three-year measurement period based on the Company’s performance relative to a custom peer group. The PRSUs enhance the alignment between Company performance and executive officer pay and strengthen long-term shareholder alignment by linking the ultimate payout to pre-established relative goals based on a formula. The RSAs vest ratably over a three-year period and serve as a strong retention tool for the Company’s executive officers. The executive officers grants are weighted approximately 60% in PRSUs and 40% in RSAs. The Company’s executive officers are eligible to receive dividends on all outstanding, unvested shares of restricted stock and dividend equivalents with respect to shares subject to outstanding, unvested PRSU awards at the target level of performance. To the extent dividends or other distributions are paid to shareholders in cash, the Company’s executive officers will receive cash payments with respect to outstanding, unvested restricted stock and PRSU awards at the same time as payment is made to shareholders of the Company. To the extent any dividends or other distributions are paid to shareholders in shares, the Company’s executive officers will receive dividends or dividend equivalents in the form of additional restricted shares or performance restricted stock units subject to the same risk of forfeiture and other terms underlying an applicable restricted stock or PRSU award.

The PRSU program features are as follows:

Vehicle	Value of units is measured on a relative basis over the performance period; units are settled in shares at vesting.
Time Horizon	Three (3) year cliff vesting.
Performance Measures	Relative Total Shareholder Return and Relative Return on Average Equity; each measure is weighted 50%.
Payout	Payout under the program is calculated at the end of the three-year performance period and is based on the relative performance for each measure.
Peer Group Performance
A peer group is established for each grant to measure relative performance. The peer groups consist of publicly traded banks, headquartered in the US, with assets between one-half and two times the asset size of the Company. For the 2019 grant, the peer group is comprised of approximately 140 banks and the peer group will remain static throughout the measurement period.

Shares certified as earned by the Compensation Committee at the end of the performance period will be distributed within 60 days of the year following the performance period.

The targeted amount of the long-term incentive awarded for each of the NEOs is determined utilizing market data for similar positions within the industry as well as relative roles and responsibilities within the Company. The targeted value of the grant is determined as a percentage of their base salary and ranges from 30% to 50%. The following chart summarizes the equity awards made to each of the NEOs in 2019.

Name	Position	PRSU # Granted at Target	PRSU Grant Date Fair Value	RSA # Granted	RSA Grant Date Fair Value
Corey A. Chambas	President and Chief Executive Officer	6,670	$178,556	4,445	$98,323
Edward G. Sloane, Jr.	Chief Financial Officer	2,900	$77,633	1,610	$35,613
David R. Seiler	Chief Operating Officer	3,125	$83,661	1,735	$38,378
Mark J. Meloy	CEO - First Business Bank	1,930	$51,666	1,380	$30,526
Michael J. Losenegger	Chief Credit Officer	2,095	$56,088	1,495	$33,069

These equity awards are also listed in the Outstanding Equity Awards at Fiscal Year End table on page 37.

All Other Compensation and Perquisites. While the Compensation Committee reviews and monitors the level of other compensation offered to the NEOs, it typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the NEOs in its evaluation of the total compensation received by each. It is the Company’s belief that perquisites for NEOs should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region. Due to this philosophy, the Company has generally provided nominal benefits to NEOs that are not available to other employees and plans to continue this approach in the future. The benefits offered in 2019 to the NEOs will continue for 2020. The perquisites received by the NEOs in 2019 are reported in the Summary Compensation Table on page 34.

Director and Executive Officer Stock Ownership Guidelines

The Board has established director and executive officer stock ownership guidelines as another means by which to align their decisions with creating shareholder value. The guidelines are based on a multiple of base salary for the CEO and executive officers and a multiple of the annual cash and equity retainer for the directors as follows:

Position	Baseline	Minimum Ownership as a multiple of the Baseline
Director	Annual Board Retainer	3x
CEO	Base Salary	3x
Executive Officer	Base Salary	1x

Executive officers and directors are allowed five years from the later of the establishment of the guidelines or their appointment to accumulate the minimum number of shares to satisfy these guidelines. All executive officers and directors who have been subject to these guidelines for over five years are currently in compliance. The complete details of the ownership guidelines are available in the Company’s Corporate Governance Guidelines posted on its website ir.firstbusiness.com/govdocs.

Clawback Policy

The Company’s Clawback policy applies to all current and former executive officers. In the event of a material restatement of the Company’s financial results, other than a restatement due to changes in accounting principles or applicable law or interpretations thereof, the Board will review the facts and circumstances that led to the requirement for the restatement and will take such actions, including clawback, as it deems necessary or appropriate. The Board will consider whether any executive officer received incentive compensation based on the original financial statements because it appeared he or she achieved financial performance targets which in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted improper conduct.

No-Hedging and No-Pledging Policies

The Company has an Insider Trading Policy that prohibits executive officers, Section 16 officers and directors from hedging Company stock, from holding Company stock in a margin account and from pledging Company stock as collateral for a loan. All Section 16 officers, including all executive officers, and directors are currently in compliance with these policies.

Assessment of Compensation Risk

As a publicly-traded financial institution, the Company must comply with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for the NEOs.

In addition to our cultural competencies, the Company engages in the following practices to ensure its executive compensation program is aligned with shareholders’ interests and protects the Company against excessive risk taking:

•Variable compensation based on a variety of performance goals,
•Board discretion to lower incentive award amounts,
•Balanced mix of short-term and long-term incentives with emphasis on performance,
•Stock ownership guidelines,
•No-hedging and no-pledging provisions, and
•Clawback provisions.

In 2019, the Compensation Committee completed its thorough annual review of all compensation programs offered at the Company to determine whether any aspect of the plans or programs encourages excessive or unnecessary risk that would adversely affect the long-term value or performance of the Company. Based on the risk assessment process and the practices listed above, the Compensation Committee concluded that the compensation plans and programs, considered individually and as a whole, do not encourage excessive risk-taking by NEOs or other employees.

COMPENSATION COMMITTEE REPORT

Based on review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by the members of the Compensation Committee:
Mark D. Bugher, Compensation Committee Chair
Laurie S. Benson
Carla C. Chavarria
Jan A. Eddy

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships as defined by the rules adopted by the SEC and no officer or employee of the Company is a member of the Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of the NEOs for the years ended December 31, 2019, 2018, and 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-equity incentive plan compensation ($)(2)	Change in pension value and nonqualified deferred compensation earnings(3)	All other compensation ($)(4)	Total ($)
Corey A. Chambas	2019	$466,000		$276,879	$307,549	$153,014	$28,304	$1,231,746
	2018	$443,456		$93,061	$179,132	$0	$31,474	$747,123
	2017	$443,456		$173,362	$0	$73,416	$22,445	$712,679
Edward G. Sloane, Jr.	2019	$270,375		$113,246	$142,199		$22,260	$548,080
	2018	$257,500		$29,980	$85,333		$19,415	$392,228
	2017	$257,500		$62,876	$19,456		$10,336	$350,168
David R. Seiler	2019	$291,200		$122,039	$153,151		$26,460	$592,850
	2018	$267,969		$30,203	$88,802		$23,615	$410,589
	2017	$259,375		$63,410	$19,597		$45,649	$388,031
Mark J. Meloy	2019	$231,001		$82,192	$89,114		$38,208	$440,515
	2018	$220,001		$25,634	$61,258		$34,647	$341,540
	2017	$220,001		$53,695	$53,788		$26,019	$353,503
Michael J. Losenegger	2019	$250,795		$89,157	$107,500		$30,768	$478,220
	2018	$236,599		$27,528	$65,880		$25,998	$356,005
	2017	$236,599		$57,752	$15,878		$16,631	$326,860

(1)
Includes amounts awarded during the year shown for RSAs and PRSUs. Amounts are the grant date fair value in accordance with applicable accounting guidance (i.e. target for PRSUs awarded in 2019). If the PSRUs vest at the maximum level at the end of the performance period, the total grant date fair value, including the RSAs, for each NEO is as follows: Chambas $455,435; Sloane $190,879; Seiler $205,700; Meloy $133,858; and Losenegger $145,245.

(2)
The amounts reported in the “Non-equity incentive plan compensation” column were earned under the Annual Bonus Plan in the calendar year reported. The Board defined specific threshold, target, and superior award opportunities as a percentage of salary for each NEO. The specific percentages were based on the individual NEO’s position and competitive market data for similar positions. The 2019 awards were contingent primarily on performance relative to goals as described on pages 27 through 31. The performance criteria were equally weighted and reflect the Company’s strategic objectives.

(3)
These amounts reflect the aggregate change in the actuarial present value of Mr. Chambas' normal retirement benefit set forth in his employment agreement. The amounts reported for 2017 and 2018 have been adjusted to reflect changes in the Company's calculations with respect to such years.

(4)
The amounts for 2019 set forth in the “All other compensation” column include a 3.0% 401(k) plan matching contribution, an auto use/reimbursement payment, a 4.95% discretionary 401(k) profit sharing contribution, and a club membership. The amounts reported for 2017 and 2018 have been adjusted to reflect the removal of the value of dividends paid in those years because the value of those dividends was previously included in the grant date fair value reported in the Summary Compensation Table for those awards.

All Other Compensation:

	401(k) match	Auto use/ reimbursement	Profit Sharing	Country Club Membership	Total
Corey A. Chambas	$8,400	$6,044	$13,860	$0	$28,304
Edward G. Sloane, Jr.	$8,400	$0	$13,860	$0	$22,260
David R. Seiler	$8,400	$4,200	$13,860	$0	$26,460
Mark J. Meloy	$8,400	$4,200	$13,860	$11,748	$38,208
Michael J. Losenegger	$8,400	$8,508	$13,860	$0	$30,768

CEO Pay Ratio

In August of 2015 the SEC adopted a rule requiring disclosure of the ratio of the Chief Executive Officer’s annual total compensation to the total annual compensation of the Median Employee.

In determining the Median Employee, a list of all full-time and part-time employees, exclusive of the Company’s Chief Executive Officer, Mr. Chambas, was prepared based on active employees included in the Company’s payroll system as of October 1, 2017. Salaries and wages were annualized for those employees that were not employed for the full year of 2017. Salaries and wages were ranked from lowest to highest and the salary of the Median Employee was selected from the list. The total annual compensation of the Median Employee was then calculated in the same manner as the total compensation disclosed for Mr. Chambas in the Summary Compensation Table shown on page 34.

The SEC rule for Pay Ratio permits companies to make the Median Employee determination only once every three years if there has been no change in the Company’s employee population or employee compensation arrangement that the Company reasonably believes would result in significant change to its pay ratio disclosure. The Company has no reason to believe the use of the 2017 Median Employee affects the ratio.

The ratio of compensation of the Chief Executive Officer to the Median Employee’s compensation is as follows:

Annual total compensation of Mr. Chambas, Chief Executive Officer(1):	$1,231,746
Annual total compensation of the Median Employee(2):	$104,441
Ratio of Chief Executive Officer to Median Employee compensation:	12:1
(1)	Annual total compensation of the Company’s Chief Executive Officer as disclosed in the Summary Compensation Table.
(2)	Annual total compensation of the Median Employee consisted of salary, annual bonus, and Company 401(k) match and discretionary plan contribution.

Grant of Plan-Based Awards

The following table shows grants of plan-based awards made in 2019. Equity and non-equity grants are awarded as part of the annual compensation process and as part of employment offers for new hires.

Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (PRSUs)(1)			All other stock awards: Number of shares of stock or units (RSAs)(2) (#)	Grant date fair value of stock and option awards
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Corey A. Chambas
2/16/2019				3,335	6,670	13,340		$178,556
2/16/2019							4,445	$98,323
1/24/2019	$46,600	$209,700	$442,700
Edward G. Sloane, Jr.
2/16/2019				1,450	2,900	5,800		$77,633
2/16/2019							1,610	$35,613
1/24/2019	$27,038	$94,631	$202,781
David R. Seiler
2/16/2019				1,563	3,125	6,250		$83,661
2/16/2019							1,735	$38,378
1/24/2019	$29,120	$101,920	$218,400
Mark J. Meloy
2/16/2019				965	1,930	3,860		$51,666
2/16/2019							1,380	$30,526
1/24/2019	$23,100	$69,300	$138,600
Michael J. Losenegger
2/16/2019				1,048	2,095	4,190		$56,088
2/16/2019							1,495	$33,069
1/24/2019	$25,080	$75,238	$150,477

(1)
The ultimate number of PRSUs that will vest will be determined by the Company’s performance over the three-year measurement period ending on December 31, 2021. See section titled “Long-Term Incentive Plan” beginning on page 29 for additional details on the awards granted to NEOs.

(2)	The RSAs vest ratably over a three-year period. See section titled “Long-Term Incentive Plan” beginning on page 29 for additional details on the awards granted to NEOs.

2019 Equity Incentive Plan. The First Business Financial Services, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) is intended to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who make or are expected to make important contributions to the Company, its subsidiaries or affiliates. The Compensation Committee believes that equity awards serve to align our NEOs’ interests with those of our shareholders. Under the 2019 Plan, we may issue a wide variety of forms of equity incentives, as deemed appropriate by the Compensation Committee. The Compensation Committee typically grants equity awards to each NEO on an annual basis as part of our overall performance appraisal process. The Compensation Committee grants equity awards to encourage our NEOs to stay with, and maximize the performance of, the Company over the long term and to discourage excessive focus on short term metrics at the expense of the long term health of the organization.

Annual Bonus Plan. The Annual Cash Bonus Plan provides opportunities for bonus payments based on the Company’s performance as measured by revenue growth goals, operating profitability goals and goals relating to strategic objectives as further described on pages 28 and 29.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information on outstanding stock awards held by the NEOs at December 31, 2019.

Stock Awards
Name and Principal Position	Grant date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Corey A. Chambas	2/16/2019	4,445(2)	$117,037
	8/16/2018	3,132(3)	$82,466
	8/16/2017	4,060(4)	$106,900
	2/16/2019			13,340(8)	$351,242
Edward G. Sloane, Jr.	2/16/2019	1,610(2)	$42,391
	8/16/2018	1,009(3)	$26,567
	8/16/2017	1,473(4)	$38,784
	8/16/2016	333(5)	$8,768
	5/16/2016	630(6)	$16,588
	2/16/2019			5,800(8)	$152,714
David R. Seiler	2/16/2019	1,735(2)	$45,683
	8/16/2018	1,017(3)	$26,778
	8/16/2017	1,485(4)	$39,100
	11/16/2016	1,499(7)	$39,469
	2/16/2019			6,250(8)	$164,563
Mark J. Meloy	2/16/2019	1,380(2)	$36,335
	8/16/2018	863(3)	$22,723
	8/16/2017	1,258(4)	$33,123
	8/16/2016	567(5)	$14,929
	2/16/2019			3,860(8)	$101,634
Michael J. Losenegger	2/16/2019	1,495(2)	$39,363
	8/16/2018	927(3)	$24,408
	8/16/2017	1,353(4)	$35,624
	2/16/2019			4,190(8)	$110,323

(1)	Value is based on $26.33 which was the closing price per share on December 31, 2019.
(2)	Award vests ratably over 3 years with future vesting dates of February 16, 2020, 2021 and 2022.
(3)	Award vests ratably over 4 years with future vesting dates of August 16, 2020, 2021 and 2022.
(4)	Award vests ratably over 4 years with future vesting dates of August 16, 2020 and 2021.
(5)	Award vests ratably over 4 years with future vesting date of August 16, 2020.
(6)	Award vests ratably over 4 years with future vesting date of May 16, 2020.
(7)	Award vests ratably over 4 years with future vesting date of November 16, 2020.
(8)	PRSUs, reported at maximum performance, are scheduled to vest December 31, 2021.

Option Exercises and Stock Vested in 2019

The following table sets forth information concerning the vesting of stock awards in 2019 by the NEOs.

	Stock Awards(1)
	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Corey A. Chambas	4,986	$118,767
Edward G. Sloane, Jr.	2,034	$48,450
David R. Seiler	2,580	$62,445
Mark J. Meloy	2,082	$49,593
Michael J. Losenegger	1,622	$38,636

(1)	Includes the vesting of restricted stock awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Corey A. Chambas
Mr. Chambas is party to an employment agreement pursuant to which he serves as the President and Chief Executive Officer of the Company. Following a termination of his employment, the agreement provides Mr. Chambas with severance or retirement benefits, as determined based on the facts and circumstances surrounding his termination, as described below.
Normal Retirement Benefit. Upon a termination of employment, other than a termination by the Company for cause, on or after the date Mr. Chambas attains the age of 65, the Company will be obligated to pay Mr. Chambas the normal retirement benefit annually for ten years. The amount of the normal retirement benefit is equal to sixty percent of Mr. Chambas’ Compensation, where his “Compensation” consists of his then-current annual base salary plus the greater of his target bonus for the year of retirement, the average of his actual bonuses for the two years preceding the year of his retirement, or the average of his actual bonuses for the three years preceding the year of his retirement. Because he is not yet 65 years old, Mr. Chambas is not yet eligible to receive the normal retirement benefit.
Early Retirement Benefit. The employment agreement also provides for an early retirement benefit. In order to elect the early retirement benefit, Mr. Chambas must provide the Company with at least one year’s prior written notice of his early retirement. Following his early retirement date, the Company will be obligated to pay Mr. Chambas an early retirement benefit annually for ten years. The amount of the early retirement benefit is equal to sixty percent of Mr. Chambas’ Compensation multiplied by a fraction the numerator of which is the number of consecutive years Mr. Chambas has been employed with the Company as of his early retirement and the denominator of which is 34. As of December 31, 2019, Mr. Chambas had been employed with the Company for 26 consecutive years.

Because Mr. Chambas is now eligible for the early retirement benefit, if his employment is terminated by the Company other than for cause before he becomes eligible for the normal retirement benefit and at any time prior to a change in control or more than two years after a change in control, then he will be entitled to a severance benefit equal to the early retirement benefit. The benefit will be paid to Mr. Chambas annually for ten years following his termination of employment.

Change in Control Benefit. Mr. Chambas is entitled to a change in control benefit if, within two years after a change in control of the Company or FBB, one of the following occurs:

(i)the Company and FBB terminate Mr. Chambas’ employment without cause;

(ii)	Mr. Chambas terminates his employment within 90 days after being required to relocate his primary office location to a new location that is more than 30 miles from his current primary office location;

(iii)
Mr. Chambas terminates his employment within 90 days after his position, compensation, or the budget over which he has control are materially diminished, he is required to report to anyone other than the Company’s Board or the Company materially breaches his employment agreement.

The amount of the benefit payable to Mr. Chambas will be equal to the early or normal retirement benefit that would otherwise be due if Mr. Chambas had elected to retire as of the date of his termination. The change in control benefit is further subject to a provision that is intended to ensure that no payments to Mr. Chambas will be nondeductible to the Company pursuant to Section 280G of the Internal Revenue Code.

Death and Disability Benefits. The employment agreement also provides for death and disability benefits. In the event Mr. Chambas dies or becomes disabled while employed by the Company, the Company will pay to Mr. Chambas or his beneficiary or estate a benefit annually for ten years. The amount of the disability benefit is equal to the early or normal retirement benefit Mr. Chambas would have received, as the case may be, had he retired the day before his disability.

Restrictive Covenants. Under the agreement, Mr. Chambas is prohibited from competing with the Company or any of its affiliates and from soliciting their employees for a period of two years after the termination of his employment. In determining whether payments due in connection with a change in control are parachute payments, the Company may assign a value to these restrictive covenants and such value could be excluded from the amounts that are deemed to be parachute payments subject to Code Section 280G.

Consulting Services. The employment agreement also provides that, if Mr. Chambas’ termination of employment results from anything other than his death, disability or a termination by the Company for cause, he will provide consulting services to the Company. In any case where Mr. Chambas is receiving either the early or normal retirement benefit, he will be obligated to provide consulting services for the duration of the payment period for such benefits. In all other cases, Mr. Chambas will be required to provide the consulting services for a period of two years following his termination of employment. Mr. Chambas will receive $5,000 per year for performing the consulting services.

Potential Payments. The following table describes the potential payments upon termination or a change in control for Mr. Chambas. The table assumes that his employment was terminated on December 31, 2019. The closing price for a share of the Company’s common stock on that date was $26.33.

Event	Cash Severance	Accelerated Vesting of RSAs & PRSUs(3)	Consulting Fees(1)
Normal Retirement(2)	N/A	---	---
Early Retirement	$3,081,192	---	$50,000
Death or Disability	$3,081,192	$482,023
Change in Control	---	$482,023	---
Termination following change in control(4)	$3,081,192	---	$50,000

(1)
The amounts reflected in this column represent the aggregate consulting fees Mr. Chambas would receive over the duration of his consulting arrangement. As described above, the consulting fees are $5,000 per year. The Consulting Fees do not apply in the event of Death or Disability.

(2)	Mr. Chambas has not yet attained age 65. Therefore, he is not yet eligible for a normal retirement benefit.
(3)
Pursuant to the terms of the equity awards granted to Mr. Chambas, his outstanding RSAs and PRSUs (assuming target performance) will vest immediately upon a change in control or his termination of employment due to disability or death.

(4)	As described above, the termination must occur within two years following the change in control and must be a termination by the Company without cause or a resignation by Mr. Chambas for good reason.

Other Named Executive Officers

As is more fully described below, all of the NEOs, with the exception of Mr. Chambas, were subject to change in control agreements with the Company which are described below. These change in control agreements were in effect on December 31, 2019, and provide for payments and benefits to a terminating NEO following a change in control of the Company. Except as described below, the other NEOs would not be entitled to any other payments or benefits.

The change in control agreement is triggered by a change in control of the Company and requires the Company to make payment of severance benefits to an NEO if, within twelve (12) calendar months of a change in control of the Company, the NEO’s employment is terminated by the Company without cause or the NEO resigns for good reason.

Under the agreement, an NEO is prohibited from competing with the Company or any of its affiliates, and from soliciting their employees, for a period of two years after the termination of his employment.

If the NEO becomes entitled to severance benefits, the Company is obligated to pay to and provide him with:

(i)	a lump sum cash amount equal to the NEO’s unpaid base salary, accrued vacation pay, and unreimbursed business expenses from the most recently completed fiscal year;

(ii)	any amount payable to the NEO under the non-equity incentive compensation plan then in effect;

(iii)	a cash amount equal to two times the NEO’s annual base salary payable in four installments over the two years following termination;

(iv)
a lump sum cash amount equal to the greater of (a) the NEO’s then-current target incentive compensation opportunity established under any annual non-equity incentive plan; or (b) his target incentive compensation opportunity in effect prior to the change in control; and

(v)	the continuation of the NEO’s health insurance coverage for eighteen months from the effective date of termination.

The severance benefits are subject to potential reduction if it is determined that the payments of such benefits would be deemed to be excess parachute payments under Section 280G of the Internal Revenue Code. The amount of the severance benefits will be reduced below the threshold for an excess parachute payment if such a reduction would result in an increase in the aggregate benefits to be provided on an after-tax basis, to the executive.

The following table sets forth information concerning potential payments and benefits under the Company’s compensation programs and benefit plans to which the NEOs, other than Mr. Chambas, whose benefits are described above, could be entitled upon a change in control of the Company as of December 31, 2019. The table assumes a change in control and termination date (to the extent applicable) of December 31, 2019, and a price per share of $26.33, the closing price of the Company’s Common Stock on December 31, 2019.

Potential Payments and Benefits

	Severance(1)	Accelerated Vesting of RSAs & PRSUs(2)	Health Benefits(1)	Total Benefits
Edward G. Sloane, Jr.	$602,544	$209,455	$16,688	$828,687
David R. Seiler	$658,430	$233,310	$122	$891,862
Mark J. Meloy	$531,300	$157,927	$17,710	$706,937
Michael J. Losenegger	$576,829	$154,557	$22,394	$753,779

(1)
The amounts reflected in these columns are only paid upon an NEO’s termination of employment by the Company without cause or the NEO’s resignation for good reason within the twelve (12) months immediately following the change in control of the Company.

(2)
Pursuant to the terms of the equity awards granted to the NEOs, their outstanding RSAs and PRSUs (assuming target performance) will vest immediately upon a change in control. Additionally, they also vest in the same manner upon a termination of employment due to disability or death.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid in any tax year to any “covered employee.” Covered employees for a tax year include the corporation’s CEO, CFO and each of its three most highly compensated NEOs (other than the CEO and CFO) for such tax year, regardless of whether they are in service as of the end of such tax year. Further, for each NEO whose compensation was or is subject to this limitation in 2017 or any later tax year, that officer’s compensation will remain subject to this annual deductibility limitation for any future tax year in which he or she receives compensation from the Company, regardless of whether he or she remains an NEO. Accordingly, the Company is only able to deduct up to $1,000,000 per year of the compensation payable to any of our NEOs who is a “covered employee” as determined under Section 162(m), except to the extent that transition relief for grandfathered arrangements that were in effect on November 2, 2017, if applicable, would apply to a payment.

ITEM 2 – APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

General

On January 24, 2020, the Board of Directors of the Company adopted the Employee Stock Purchase Plan (the “ESPP”), which will become effective only upon approval of the ESPP by our shareholders at the 2020 annual meeting. The purpose of the ESPP is to provide employees of the Company and its subsidiaries with an opportunity to purchase common stock of the Company, and thus develop a stronger incentive to work for the continued success of the Company. If the ESPP is approved by our shareholders, 250,000 shares of our common stock will be reserved for issuance under the ESPP, which represents the maximum aggregate number of shares of Company common stock that may be purchased under the ESPP and is equal to 2.9% of the total number of shares of Company common stock outstanding as of January 24, 2020. In determining the number of shares of Company common stock to be authorized under the ESPP, the Board of Directors considered the effects of our size, number of outstanding shares of Company common stock, and employee headcount, and the Board of Directors believes that a share reserve of 250,000 shares is appropriate.

The ESPP is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Section 423 ESPP”) with respect to the Company’s and its subsidiaries’ employees that participate in the ESPP. In order to qualify as a Section 423 ESPP, the ESPP must be approved by the Company’s shareholders. Accordingly, at the 2020 annual meeting shareholders will consider a proposal to approve the ESPP.

Summary of the ESPP

The following summary of certain major features of the ESPP is subject to the specific provisions contained in the full text of the ESPP, set forth in Appendix A to this Proxy Statement. This summary does not purport to be a complete description of all of the provisions of the ESPP. To the extent that there is a conflict between this summary and the actual terms of the ESPP, the terms of the ESPP will govern.

Administration

The ESPP may be administered by the chief human resources officer of the Company or its designee (the “Chief Human Resources Officer”) that will supervise and administer the ESPP and will have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the ESPP and not inconsistent with the ESPP. The Chief Human Resources Officer will have the full power to construe and interpret the ESPP and make all other determinations necessary or advisable for the administration of the ESPP. All questions of interpretation of the ESPP are determined by the Chief Human Resources Officer, and all findings, decisions, and determinations are final and binding upon all participants.

Shares Subject to the ESPP

If this ESPP is approved at the 2020 annual meeting, 250,000 shares of Company common stock will be made available for sale under the ESPP, subject to appropriate adjustments in the event of any stock split, reverse stock split, stock dividend, combination, reclassification or any other increase or decrease in the number of shares of Company common stock effected without receipt of consideration.

Eligibility; Participation

Subject to certain limitations imposed by Section 423(b) of the Code, any person who is employed by the Company or a subsidiary as of the first day of a given offering period under the ESPP is eligible to participate in the offering period. Notwithstanding the foregoing, an employee will not be eligible to participate in an offering period under the ESPP if, as of the first day of such offering period, the employee: (i) is employed by the Company and/or a subsidiary for less than one (1) year; (ii) is an employee whose customary employment is twenty (20) hours or less per week; and/or (iii) is a “highly compensated employee” (as defined in Section 414(q) of the Code).

Eligible employees may become participants in the ESPP by delivering to the Company or its subsidiary, prior to the first day of the applicable offering period, a subscription agreement and any other required documents provided by the Company. As of December 31, 2019, 156 of the Company’s employees would have been eligible to participate in the ESPP. No executive officer will be eligible to participate in the ESPP, as each will be a “highly compensated employee.”

Offering Periods

The ESPP is implemented by a series of consecutive three (3) month offering periods, with a new offering period commencing on or about January 1, April 1, July 1, and October 1 of each year. The Compensation Committee may generally change the duration and/or frequency of any future offering period without shareholder approval, provided that such change is announced to the employees at least five (5) days prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

The last day of each offering period, which is generally expected to occur on or about March 31, June 30, September 30, and December 31 of each year, is the purchase date on which each participant in the offering period may purchase shares. The purchase price of the shares offered under the ESPP for a given offering period is an amount equal to 90% of the fair market value of a share of the Company’s common stock on the purchase date (or if not a trading date, the most recent trading date prior to the purchase date) (the “Purchase Price”). The fair market value of the Company’s common stock on a given date is the closing sale price of the Company’s common stock on such date as reported by the NASDAQ Global Select Market. On December 31, 2019, the last trading day of the Company’s fourth quarter of fiscal 2019, the closing price of our common stock as reported on the NASDAQ Global Select Market was $26.33 per share.

Method of Payment of Contributions

The purchase price for the shares is accumulated through payroll deductions during each offering period. Payroll deductions commence on the first payday following the commencement of an offering period and end on the last payday prior to or on the purchase date of the offering period, unless sooner terminated as provided in the ESPP. A participant may not authorize deductions of less than twenty dollars ($20) per payday from the participant’s eligible compensation, which is defined under the ESPP to include all base straight time (whether salary or hourly) gross earnings and commissions. The Company may limit a participant’s payroll deductions in any calendar year as necessary to avoid accumulating an amount in excess of the maximum amount the Code permits to be applied toward the purchase of shares in any offering under the ESPP. A participant may discontinue participating in the ESPP at any time, or may decrease or increase the amount of payroll deductions for the next offering period.

Grant Option to Purchase Company Common Stock

In general, the maximum number of shares subject to purchase (such purchase right, an “option”) by a participant on each purchase date is determined by dividing the amount of the participant’s total payroll deductions accumulated prior to the purchase date for the offering period by the applicable Purchase Price. However, in no event is a participant permitted to purchase during any calendar year shares of the Company’s common stock with an aggregate purchase price in excess of fifteen thousand dollars ($15,000).

Exercise of Option to Purchase Company Common Stock

Unless a participant withdraws from the ESPP, the participant’s right to purchase shares is exercised automatically on each purchase date for the maximum number of shares that may be purchased at the applicable price with the accumulated contributions in such participant’s account. No employee will be permitted to subscribe for shares under the ESPP if, immediately after the grant of an option, the employee would own capital stock and/or hold options covering five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary. Further, and in order to comply with Section 423 of the Code, no employee may be granted an option which would permit the employee to accrue a right to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock (determined by the fair market value of the shares at the time the option is granted) for each calendar year in which such option is outstanding at any time.

Withdrawal; Termination of Employment

A participant may withdraw all, but not less than all, payroll deductions credited to his or her account but not yet used to exercise an option under the ESPP at any time up to seven (7) business days prior to a purchase date by signing and delivering to the Company or its subsidiary a notice of withdrawal from the ESPP. Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period and future offering periods until the participant submits a new subscription agreement or other enrollment documents. The failure of a participant to remain in the continuous employment of the Company for at least twenty (20) hours per week during an offering period generally will be deemed to be a withdrawal from that offering period and accumulated payroll deductions will be returned to the participant.

Transferability; Holding Period

No rights or accumulated payroll deductions of a participant under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or pursuant to the ESPP) and any attempt to so assign, transfer, or pledge may be treated by the Company as an election to withdraw from the ESPP.

All shares acquired under the ESPP may not be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) for a period of at least one (1) year from the purchase date relating to such shares, except as provided in the ESPP.

Adjustments upon Changes in Capitalization

In the event any change is made in the Company’s capitalization pursuant to any increase or decrease in the number of shares of Company common stock effected without receipt of consideration by the Company, including a stock split, reverse stock split, stock dividend, combination or reclassification of Company common stock (including any such change in the number of shares of Company common stock effected in connection with a change in domicile of the Company) proportionate adjustments will be made by the Board of Directors to the number of shares covered by each option under the ESPP, the number of shares authorized for issuance under the ESPP, the maximum number of shares made available for sale under the ESPP, and in the price per share of Company common stock.

Amendment or Termination

The Compensation Committee may at any time and for any reason terminate or amend the ESPP, except that (other than in limited circumstances set forth in the ESPP) termination will not affect options previously granted, and no amendment may make any change in any option previously granted that adversely affects any participant’s rights. Shareholder approval must be obtained for any amendment to the extent necessary to comply with applicable law. The ESPP will terminate (i) on the day that the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the ESPP, or (ii) at any time, at the discretion of the Compensation Committee.

U.S. Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences that may arise in conjunction with participation in the ESPP.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax, and the amount of the tax will depend upon the length of time the shares have been held by the participant. If the shares have been held by the participant for more than two (2) years after the date of grant of the option and more than one (1) year after the date on which the shares were purchased, then the purchaser will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of such shares or (b) 10% of the fair market value of the shares on the first day of the offering period. Any further gain upon such disposition will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally equal to the excess of the fair market value of the purchased shares on the date of the purchase over the purchase price. Any additional gain or loss on the sale will be a capital gain or loss, which will be either long-term or short-term depending on the actual period for which the shares were held. The Company is entitled to a deduction only for amounts taxed as ordinary income to participants upon disposition of shares within two (2) years from date of grant or one (1) year from the date of acquisition.

Tax Advice

The preceding summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the purchase of shares under the ESPP does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

New Plan Benefits

The number of shares that may be purchased under the ESPP will depend on each participant’s voluntary election to participate and on the fair market value of the Company common stock on future purchase dates, and therefore the actual number of shares that may be purchased by any individual is not determinable. No options have been granted, and no shares of the Company common stock have been issued with respect to the 250,000 shares for which shareholder approval is being sought.

*    *    *    *    *

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 regarding shares outstanding and available for issuance under our existing compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	46,168	$—	234,590
Equity compensation plans not approved by security holders	—	—	—
(a) Represents shares issuable under PRSU awards assuming maximum performance and under restricted stock unit awards.
(c) Represents the number of shares remaining for future issuance under the 2019 Plan where outstanding PRSUs are accounted for at maximum levels.

Shareholder Vote Necessary for Approval

Approval of this proposal requires that the number of votes cast in favor of the resolution at the 2020 annual meeting exceed the number of votes cast against it. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN BY VOTING “FOR” THIS PROPOSAL.

ITEM 3 – NON-BINDING ADVISORY PROPOSAL ON
NAMED EXECUTIVE OFFICERS’ COMPENSATION

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as the Company, to conduct a separate shareholder advisory vote to approve the compensation of the registrant’s NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote. In a non-binding advisory vote on the frequency of say-on-pay votes held at the Company’s 2019 annual meeting of shareholders, shareholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by the Board, the Board has determined that the Company will hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which is expected to take place at the Company's 2025 annual meeting of shareholders.

The overall objective of the Company’s compensation programs has been to align NEO compensation with the success of meeting annual and long-range strategic operating and financial goals. The Compensation Committee and the Board believe that the Company’s policies and procedures are effective in implementing its compensation philosophy and achieving its goals, and that the compensation of the NEOs in 2019 reflects and supports these compensation policies and procedures.

In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for shareholder approval:

“RESOLVED, that First Business Financial Services, Inc.’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Company’s proxy statement dated March 6, 2020.”

Approval of this resolution requires that the number of votes cast in favor of the resolution at the Annual Meeting exceed the number of votes cast against it.  While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or the Board and may not be construed as overruling any decision by the Compensation Committee or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT, BY VOTING “FOR” THIS PROPOSAL.

RELATED PARTY TRANSACTIONS

Under its written charter, the Audit Committee is responsible for reviewing related party transactions and potential conflicts of interest. In conducting its review, the Audit Committee will take into account all relevant factors, including (1) the impact, if any, on a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director has a significant role or interest; (2) whether the proposed transaction is on terms that are comparable to the terms available to unrelated third parties or to our employees generally; (3) the material terms of the transaction; (4) the availability of other sources for comparable services or products (if applicable); and (5) the potential benefits to the Company. The Audit Committee is also responsible for reviewing, on an annual basis, a report prepared by management summarizing the Company’s compliance with the Federal Reserve System’s Regulation O and the FR Y-6 Report filed with the Federal Reserve Bank. The Company’s executive officers and directors and their associates have been, and the Company anticipates that they will continue to be FBB clients, in the ordinary course of business, which includes maintaining deposit, trust and other fiduciary accounts and obtaining loans. FBB and prior to the June 1, 2017 charter consolidation, its predecessor banks, Alterra Bank and First Business Bank-Milwaukee, (the “Banks”) have granted various types of loans to the Company’s executive officers and directors, and to entities controlled by them. As of December 31, 2019, such loans: (i) were made consistent with similar practices in the banking industry generally; (ii) were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Banks’ other clients not related to the Banks; (iii) did not involve more than the normal risk of collectability or present other unfavorable features; (iv) and were subject to and made in accordance with Regulation O. All extensions of credit made to the Company’s directors have been and will continue to be approved by the Banks’ boards of directors as insider loans under Regulation O requirements.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management, under the supervision of the Chief Executive Officer and Chief Financial Officer, is responsible for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including: a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which firm is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and the SEC. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by the applicable requirements of the PCAOB and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s consolidated financial statements for the year ended December 31, 2019 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.

The Audit Committee discussed with the Company’s third party internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the third party internal audit firm and the independent registered public accounting firm, with and without management present, to discuss: the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2019 filed by the Company with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such.
AUDIT COMMITTEE
Carol P. Sanders, Audit Committee Chair
John J. Harris
Ralph R. Kauten
W. Kent Lorenz

The persons named on the previous page were the only persons who served on the Audit Committee of the Board of Directors during the last fiscal year.

MISCELLANEOUS

Independent Registered Public Accounting Firm

Crowe LLP acted as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2019 and 2018. The Audit Committee is solely responsible for the selection, retention, oversight, and, when appropriate, termination of the Company’s independent registered public accounting firm. Representatives of Crowe LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

The fees paid to Crowe LLP for the years ended December 31, 2019 and 2018 are included below for reference.

	2019	2018
Audit Fees(1) ..........................................................................................................................	$411,690	$379,000
Audit-Related Fees(2).............................................................................................................	$2,500	—
Tax Fees(3)..............................................................................................................................	$79,500	$104,000
All Other Fees........................................................................................................................	—	—
Total.......................................................................................................................................	$493,690	$483,000

(1)
Audit fees consist of fees incurred in connection with the audit of annual financial statements, the audit of internal control over financial reporting, the review of interim financial statements included in the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and reports on internal controls.

(2)
Audit-Related Fees consist of fees incurred that were reasonably related to the performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as consents.

(3)	Tax Fees include fees for tax return preparation, tax compliance, and tax advice.

Audit Committee Pre-Approval Policy

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that the decisions of such subcommittee to grant pre-approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. During 2019, there were no fees approved for the independent registered public accounting firm pursuant to the de minimis exception under the SEC’s rules.

ITEM 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020. Although not required to be submitted to a shareholder vote, the Board believes it appropriate to obtain shareholder ratification of the Audit Committee’s action in appointing Crowe LLP as the Company’s independent registered public accounting firm. Should such appointment not be ratified by the shareholders, the Audit Committee will reconsider the matter. The Audit Committee expects that the Board will ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm at their first meeting after the Annual Meeting. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted “FOR” the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm. The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm. Abstentions will not affect the voting results for this proposal. It is not anticipated that there will be any broker non-votes for this proposal, since this proposal is considered a routine matter under applicable rules.

THE BOARD RECOMMENDS THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020 AND THAT EACH SHAREHOLDER VOTE “FOR” SUCH RATIFICATION.

OTHER MATTERS

Shareholder Proposals

Proposals that shareholders of the Company intend to include in the Company’s proxy statement for the 2021 annual meeting and present at the 2021 annual meeting pursuant to SEC Rule 14a-8 must be received by the Company by the close of business on November 6, 2020. In addition, a shareholder who otherwise intends to present business at the 2021 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s Amended and Restated By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Amended and Restated By-Laws, to the Corporate Secretary of the Company not less than 60 days and not more than 90 days prior to the anniversary date of the previous year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the Amended and Restated By-Laws, if the Company does not receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2021 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) on or after January 24, 2021 and on or prior to February 23, 2021, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2021 annual meeting. If such proposal is presented at the 2021 annual meeting but not included in the proxy statement, then the persons named in proxies solicited by the Board for the 2021 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain directors, officers and employees of the Company, who will receive no extra compensation for their services. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders that hold stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Similarly, if shareholders sharing an address wish to receive a single copy of future notices, proxy statements or annual reports, the Company will comply upon receipt of such request. Shareholders may notify the Company of their requests by writing Lynn Ann Parrish, Corporate Secretary, First Business Financial Services, Inc., 401 Charmany Drive, Madison, Wisconsin 53719 or calling her at 608-238-8008.

APPENDIX A

FIRST BUSINESS FINANCIAL SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
The following constitute the provisions of the Employee Stock Purchase Plan of First Business Financial Services, Inc.
1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
2.    Definitions.
(a)    “Administrator” means the Compensation Committee of the Board.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Business Day” means any day that a stock exchange upon which the Company’s Common Stock is listed is open for trading.
(d)    “Chief Human Resources Officer” means the chief human resources officer of the Company or its designee.
(e)    “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Common Stock” means the Common Stock of the Company.
(g)    “Company” means First Business Financial Services, Inc., a Wisconsin corporation.
(h)    “Compensation” means all base straight time (whether salary or hourly) gross earnings and commissions, exclusive of payments for overtime, bonuses and other compensation.
(i)    “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Company or a Subsidiary, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company and its Subsidiaries.
(j)    “Contributions” means all amounts credited to the account of a participant pursuant to the Plan.
(k)    “Designated Broker” has the meaning set forth in Section 5(a), below.
(l)    “Employee” means any person who is an employee of the Company or a Subsidiary for tax purposes.
(m)    “Enrollment Documents” has the meaning set forth in Section 5(a), below.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)    “Human Resources Department” means the human resources department of the Company or a Subsidiary.
(p)    “Offering Date” means the first Business Day of each Offering Period of the Plan.
(q)    “Offering Period” means a period of three (3) months commencing on January 1, April 1, July 1 and October 1 of each calendar year, except as otherwise provided in Section 4 below.
(r)    “Plan” means this Employee Stock Purchase Plan.
(s)    “Purchase Date” means the last calendar day of each Offering Period of the Plan.
(t)    “Purchase Price” means with respect to an Offering Period an amount equal to 90% of the Fair Market Value (as defined in Section 7(b) below) of a Share of Common Stock on the Purchase Date.
(u)    “Share” means a share of Common Stock of the Company, no par value per share, as adjusted in accordance with Section 18 of the Plan.
(v)    “Subsidiary” means any corporation or other entity that would be a “subsidiary corporation” as defined in Code Section 424(f) with respect to the Company.
3.    Eligibility.
(a)    Any Employee who shall be employed by the Company or a Subsidiary as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code. Notwithstanding the foregoing, an Employee shall not be eligible to participate in an Offering Period under the Plan if, as of the Offering Date of such Offering Period, the Employee:
1. Is employed by the Company and/or a Subsidiary for less than one (1) year;
2. Is an Employee whose customary employment is twenty (20) hours or less per week; and/or
3. Is a “highly compensated employee” (as defined in Section 414(q) of the Code).
(b)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value (as defined in Section 7(b) below) of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.
4.    Offering Periods. The Plan shall be implemented by a series of Offering Periods of three (3) months’ duration, with new Offering Periods commencing on or about January 1, April 1, July 1, and October 1 of each year (or at such other time or times as may be determined by the Administrator). The first Offering Period shall commence no earlier than July 1, 2020. The Plan shall continue until terminated in accordance with Section 19 hereof. The Administrator shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced to Employees at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

5.    Participation.
(a)    An eligible Employee may become a participant in the Plan by completing a subscription agreement and any other required documents (“Enrollment Documents”) provided by the Company and submitting them to the Human Resources Department or a stock brokerage or other financial services firm designated by the Company from time to time (“Designated Broker”) prior to the applicable Offering Period, unless a later time for submission of the Enrollment Documents is set by the Chief Human Resources Officer for all eligible Employees with respect to a given Offering Period. The Enrollment Documents and their submission may be electronic, as directed by the Company. The Enrollment Documents shall set forth the amount from the participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan.
(b)    Payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, unless sooner terminated by the participant as provided in Section 10.
6.    Method of Payment of Contributions.
(a)    A participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than twenty dollars ($20) (or such other greater amount as the Chief Human Resources Officer may establish from time to time before an Offering Date) of such participant’s Compensation on each payday during the Offering Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.
(b)    A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof. A participant may increase or decrease the amount of his or her Contributions with respect to a future Offering Period by completing and filing with the Company, prior to the future Offering Period, new Enrollment Documents authorizing a change in the payroll deduction amount. The change in amount shall be effective as the first payroll period in such future Offering Period. A participant’s Enrollment Documents shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(c)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b)(ii) herein, a participant’s payroll deductions may be decreased by the Company to zero at any time during an Offering Period. Payroll deductions shall recommence at the amount provided in such participant’s Enrollment Documents at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.
7.    Grant of Option.
(a)    On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during any calendar year Shares with an aggregate Purchase Price in excess of fifteen thousand dollars ($15,000), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period.

(b)    The fair market value of the Company’s Common Stock on a given date (the “Fair Market Value”) shall be the closing sales price of the Common Stock for such date (or, in the event that the given date is not a Business Day, on the immediately preceding Business Day), as reported by the National Association of Securities Dealers Automated Quotation (“Nasdaq”) Global Select Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on another stock exchange, the Fair Market Value per share shall be the closing sales price on such exchange on such date (or, in the event that the given date is not a Business Day, on the immediately preceding Business Day), as reported in The Wall Street Journal.
8.    Exercise of Option; Holding Period. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her. All Shares acquired under this Plan may not be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) for a period of at least one (1) year from the Purchase Date relating to such Shares, except as provided in Section 10(e) below, or to the extent permitted by the Chief Human Resources Officer.
9.    Delivery. As promptly as practicable after a Purchase Date, the number of Shares purchased by each participant upon exercise of his or her option shall be deposited into an account established in the participant’s name with the Designated Broker. Any Contributions accumulated in a participant’s account that are not applied toward the purchase of Shares on a Purchase Date due to limitations imposed by the Plan shall be returned to the participant.
10.    Voluntary Withdrawal; Termination of Employment.
(a)    A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time up to seven (7) Business Days prior to a Purchase Date by submitting a completed “Notice of Withdrawal” form to the Human Resources Department or electronically completing the required documentation provided by the Company through the Designated Broker, as directed by the Human Resources Department. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any succeeding Offering Period unless the participant delivers to the Company new Enrollment Documents.
(b)    Upon termination of the participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, whether voluntary or involuntary, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.
(c)    In the event an Employee fails to remain in Continuous Status as an Employee of the Company or a Subsidiary for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.
(d)    A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company.

(e)    Upon termination of a participant’s Continuous Status as an Employee, he or she may assign, transfer, pledge or otherwise dispose of any Shares acquired under this Plan prior to the expiration of the one (1) year holding period contemplated in Section 8 above.
11.    Interest. No interest shall accrue on the Contributions of a participant in the Plan.
12.    Stock.
(a)    Subject to adjustment as provided in Section 18 hereof, the maximum number of Shares that shall be made available for sale under the Plan shall be 250,000 Shares. If, on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Chief Human Resources Officer shall make a pro rata allocation of the Shares remaining available for purchase among the participants in such manner as it deems fair and consistent with Section 423 of the Code.
(b)    The participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.
(c)    Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.
13.    Administration. The Chief Human Resources Officer shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Every finding, decision and determination made by the Chief Human Resources Officer shall, to the full extent permitted by law, be final and binding upon all parties.
14.    Designation of Beneficiary.
(a)    A participant may designate a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations under this Section 14(a) shall be made as directed by the Human Resources Department, which may require electronic submission of the required documentation with the Designated Broker.
(b)    Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by submission of the required notice, which required notice may be electronic. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
15.    Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16.    Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.
17.    Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be provided to participating Employees by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
18.    Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each option under the Plan that has not yet been exercised and the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), the number of Shares of Common Stock set forth in Section 12(a) above, and the price per Share of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares of Common Stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.
19.    Amendment or Termination.
(a)    The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Administrator on a Purchase Date or by the Administrator’s setting a new Purchase Date with respect to an Offering Period then in progress if the Administrator determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the shareholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 18 and in this Section 19, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b‑3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.
(b)    Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Administrator or the Chief Human Resources Officer, as applicable, shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator or the Chief Human Resources Officer, as applicable, determines in its sole discretion advisable that are consistent with the Plan.
20.    Notices. All notices or other communications by a participant to the Company or a Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.    Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
22.    Effective Date; Term of Plan. Subject to shareholder approval within twelve (12) months of the date the Board adopted this Plan, which was January 24, 2020, the Plan shall be effective following shareholder approval of this Plan. This Plan shall terminate (i) on the day that the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, as contemplated in Section 12(a) above; or (ii) at any time, at the discretion of the Administrator pursuant to Section 19 above. Upon termination of this Plan, all amounts in the accounts of participants shall be promptly refunded.
23.    Shareholder Approval. If shareholder approval is not obtained in accordance with Section 423 of the Code within twelve (12) months of January 24, 2020, this Plan shall be null and void.

First Business First Business Financial Services VOTE C123456789 Your Vote Matters - here's how to vote! You may vote online or by phone instead of mailing this card. Mr A Sample Designation (if any) Add 1 Add 2 Add 3 Add 4 Add 5 Add 6 Online go to www.envisionreports.com/FBIZ Or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FBIZ Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside designated areas. 2020 Annual Meeting Proxy Card 123456789 If voting by mail, sign, detach and return the bottom portion in the enclosed envelope. Proposals - The Board of Directors recommend a vote “FOR” all the nominees listed in Proposal 1 and “FOR” proposal two, three, and four. 1. Class I Director Nominees: For Withhold For Withhold For Withhold 01 - Carla C. Chavarria 02 - Ralph R. Kauten 03 - Gerlad L. Kilcoyne 04 - Daniel P. Olszewski 2. To act upon a proposal to approve the First Business Financial Services, Inc. Employee Stock Purchase Plan. For Against Abstain 3. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers. For Against Abstain 4. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Company is not currently aware of any such business. Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

First Business The 2020 Annual Meeting of Shareholders of First Business Financial Services, Inc. will be held on Friday, April 24, 2020 at 10:00 am CT, virtually via the Internet at www.meetingcenter.io/223366661 To access the virtual meeting, you must haver the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is - FBIZ2020 Whether or not you plan to attend the Annual Meeting, it is important that all shares are represented. Please vote and sign the proxy card on the reverse side. Tear at the perforated edge and mail the proxy card in the enclosed postage-paid envelope at your earliest convenience or vote via phone or internet. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The materials are available at: www.envisionreports.com/FBIZ Thank you for voting. Do not mail this proxy card if you are voting by phone or internet. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FBIZ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. First Business Financial Services, Inc. Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 24, 2020 The undersigned appoints Lynn Ann Parrish and Corey A. Chambas, and each or either of them, proxies of the undersigned, with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of First Business Financial Services, Inc. (“the Company”) held of record by the undersigned at the close of business on February 28, 2020 at the Annual Meeting of Shareholders of the Company to be held on April 24, 2020 or any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” all the nominees listed in proposal one and “FOR” proposals two, three, and four. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items Change of Address - please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.